                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 27, 2002




                               DT INDUSTRIES, INC.
               ---------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



          DELAWARE                      0-23400                   44-0537828
--------------------------------------------------------------------------------
 (STATE OR OTHER JURISDICTION         (COMMISSION               (IRS EMPLOYER
      OF INCORPORATION)                FILE NUMBER)           IDENTIFICATION NO.



         907 W. FIFTH STREET, DAYTON, OH                              45407
--------------------------------------------------------------------------------
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (937) 586-5600
                                                           --------------

                                EXPLANATORY NOTE


This Amendment to the Current Report on Form 8-K dated December 5, 2002 is being filed to include the Management's Discussion and Analysis of Financial Condition and Results of Operations described in Item 5 herein. No changes have been made to the audited consolidated financial statements included herein and previously filed in the initial filing of the Form 8-K.

ITEM 5.    OTHER EVENTS AND REQUIRED FD DISCLOSURE.

         As previously announced, the Company has reorganized its operations from two business segments into four new business segments. The Company began reporting financial results for its four new business segments in its Form 10-Q for the fiscal quarter ended September 29, 2002. As required by Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," consolidated financial statements issued by the Company in the future will reflect modifications to its reportable segments resulting from this organizational change, including reclassification of all comparable prior period segment information. Accordingly, the Company's audited consolidated financial statements for the fiscal years ended June 25, 2000, June 24, 2001 and June 30, 2002 and as of June 24, 2001 and June 30, 2002
included in this Form 8-K reflect in Notes 10 and 15 the required reclassification resulting from the new basis of segment reporting.

         In addition, the Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") included in this Form 8-K reflects in "Segment Financial Data," "Results of Operations", "Backlog" and "Customers" the reclassification of the MD&A that appeared in the Company's Form 10-K for the fiscal year ended June 30, 2002 resulting from the new basis of segment reporting. The MD&A included herein speaks as of the date of the filing of that Form 10-K and the Company has not otherwise updated the disclosure in the MD&A included herein to speak as of a later date.

         The information included in this Form 8-K impacts only disclosures related to segment results, and does not in any way restate or revise the financial position, results of operations or cash flows in any of the Company's previously reported consolidated financial statements or MD&A.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain information contained in this Current Report, including, without limitation, the information appearing under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," includes forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These statements comprising all statements herein that are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our interpretation of what we believe to be significant factors affecting our businesses, including many assumptions regarding future events. References to the words "opportunities," "goals," "will," "anticipate," "believe," "estimate," "expect," and similar expressions used herein indicate such forward-looking statements. Our actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the amount and availability of, and restrictions and covenants relating to, our indebtedness under our senior credit facility, our ability to achieve anticipated cost savings from our corporate restructuring, our ability to upgrade and modify our financial, information and management systems and controls to manage our operations on an integrated basis and report our results, economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, the loss of a key customer, excess product warranty expenses, significant restructuring or other special non-recurring charges, foreign currency exchange rate fluctuations, changes in interest rates, increased inflation, collectibility of past due customer receivables, and any adverse impact of restating our historical financial statements, including any proceedings relating to the restatement. See "Risks Related to Our Business" in our Registration Statement on Form S-3 (File No. 333-91500) for a description of these and other risks, uncertainties and factors.

         You should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         For a better understanding of the significant factors that influenced our performance during the past three fiscal years, the following discussion should be read in conjunction with our audited consolidated financial statements and notes thereto appearing elsewhere in this Current Report. The following discussion contains forward-looking statements that are subject to risks, uncertainties and other factors, including those discussed under "Risk Factors" in our Registration Statement on Form S-3, as amended (File No. 333-91500), that could cause our actual results, performance, financial condition, liquidity, prospects and opportunities in fiscal 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

         We were formed through a series of acquisitions beginning with the initial acquisitions of Detroit Tool Group, Inc. and the Peer Division of Teledyne, Inc. in 1992. Subsequent to those transactions, we acquired a number of companies with proprietary products and manufacturing capabilities that had strong market and technological positions in the niche markets they served and furthered our goal of providing customers with a full range of integrated automated systems. These acquisitions expanded our base of customers and markets, creating greater opportunities for cross-selling among our various divisions.

         At the end of fiscal year 2000, we discovered certain accounting errors at our Kalish, Inc. and Sencorp Systems, Inc. subsidiaries. As a result of these errors, we were required to restate our previously reported audited consolidated financial statements for fiscal years 1997, 1998 and 1999, as well as the previously reported unaudited consolidated financial information for the first three quarters of fiscal year 2000. In response to the accounting errors detected at Kalish and Sencorp, we appointed a new executive management team in 2001. Our new management team has been aggressively reviewing our business practices and procedures and implementing needed changes to position us for stability and profitability. We made significant progress in fiscal 2002 to return to financial health by engaging in asset sales to generate cash for debt reduction, modifying our operations in an effort to improve productivity and margins and, as part of a major financial recapitalization transaction described under "Liquidity and Capital Resources - Recapitalization," negotiating an extension of our senior credit facility from July 2, 2002 to July 2, 2004. Furthermore, we began implementing the final steps of our corporate restructuring plan to contain costs and improve profitability by reducing our operations from 17 autonomous divisions with 22 manufacturing facilities as of January 1, 2001 to six operating divisions with 12 manufacturing facilities. This restructuring has included management changes at under-performing units, reductions in work force throughout our organization, the closing of facilities in Montreal, Quebec, Rochester, New York and Bristol, Pennsylvania, and the consolidation of our Swiftpack and C.E. King operations. Also as part of this restructuring plan, we recently reorganized our operations into four business segments: Material Processing, Precision Assembly, Assembly and Test and Packaging Systems. This new structure is designed to allow us to streamline product offerings, capitalize on the combined strength of operating units, reduce overlap in the marketplace and improve capacity utilization, internal controls, financial reporting and disclosure controls. In the first and second quarters of fiscal 2002, we sold the assets comprising our non-core businesses that produced precision-stamped steel and aluminum components through our stamping and fabrication operations.

         Almost all of our net sales are derived from the sale and installation of equipment and systems primarily under fixed-price contracts. We also derive net sales from the sale of spare and replacement parts and servicing installed equipment and systems. We recognize revenue under the percentage of completion method or upon delivery and acceptance in accordance with SAB 101.

         We principally utilize the percentage of completion method of accounting to recognize revenues and related costs for the sale and installation of equipment and systems pursuant to customer contracts. These contracts are typically engineering-driven design and build contracts of automated production equipment and systems used to manufacture, test or package a variety of industrial and consumer products. These contracts are generally for large dollar amounts and require a significant amount of labor hours with durations ranging from three months to over a year. Under the percentage of completion method, revenues and related costs are measured based on the ratio of engineering and manufacturing hours incurred to date compared to total estimated engineering and manufacturing labor hours. Any revisions in the estimated total costs of the contracts during the course of the work are reflected when the facts that require the revisions become known. The percentage of completion method of accounting is described below under "Critical Accounting Policies and Estimates - Revenue Recognition - Percentage of Completion Method."

         For those contracts accounted for in accordance with SAB 101, we recognize revenue upon shipment (FOB shipping point). We utilize this method of revenue recognition for products produced in a standard manufacturing operation whereby the product is built according to pre-existing bills of materials, with some customization occurring. These contracts are typically of shorter duration (one to three months) and have smaller contract values. The revenue recognition for these products follows the terms of the contracts, which calls for transfer of title at time of shipment after factory acceptance tests with the customer. If installation of the product is included in the contracts, revenue for the installation portion of the contract is recognized when installation is complete.

         Costs and related expenses to manufacture products, primarily labor, materials and overhead, are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

         Selling, general and administrative expenses primarily consist of salary and wages for employees, research and development costs, sales commissions and marketing and professional expenses. Prior to fiscal 2002, selling, general and administrative expenses also included goodwill amortization.

Recent Restatement of Historical Financial Results

         As publicly announced on August 6, 2002 (prior to the public announcement of our consolidated financial results for the fiscal year ended June 30, 2002), we recently discovered that we were required to make accounting adjustments to our previously reported audited consolidated financial results for the fiscal years ended June 24, 2001, June 25, 2000 and June 27, 1999, as well as our previously reported unaudited consolidated financial results for the first three fiscal quarters of 2002, due to an overstatement of the balance sheet account entitled costs and estimated earnings in excess of amounts billed on uncompleted contracts ("CIE"). The CIE balance is comprised of estimated gross margins recognized to date plus actual work-in-process costs incurred to date less billings/deposits to date. The overstatement of CIE occurred at our Assembly Machines, Inc. ("AMI") subsidiary, a small facility located in Erie, Pennsylvania that was part of our old Automation segment and is now included in our Precision Assembly segment. This CIE overstatement resulted in a corresponding understatement of cost of sales because CIE represents project costs that have been expended, but are still available to be billed; therefore, the overstatement in CIE included available to bill amounts that should have been expensed to cost of sales in prior periods. The cumulative amount of the accounting adjustments increased the aggregate pre-tax loss reported during the impacted periods by $6.5 million and increased the aggregate net loss after taxes reported during the impacted periods by $4.2 million. Our restated audited consolidated financial statements as of, and for the fiscal year ended, June 24, 2001 and our restated audited consolidated statement of operations, changes in stockholders' equity and cash flows for the year ended June 25, 2000 are included on pages F-3 through F-6 and Note 16 to the audited consolidated financial statements included herein. Restated selected consolidated financial data for those two fiscal years, as well as the fiscal year ended June 27, 1999, is included under "Item 6. Selected Financial Data" of our Form 10-K for the fiscal year ended June 30, 2002. Restated unaudited consolidated quarterly financial data for the fiscal years ended June 30, 2002 and June 24, 2001 is included in Note 17 to the unaudited consolidated financial statements included herein.

         We discovered the accounting adjustments while beginning the transfer of the sales and accounting functions at AMI to our DT Precision Assembly segment headquarters in Buffalo Grove, Illinois in connection with the reorganization of our operations described above. Our Board of Directors authorized the Audit and Finance Committee to conduct an independent investigation, with the assistance of special counsel retained by the Committee, to identify the causes of these accounting adjustments. The Committee retained Katten Muchin Zavis Rosenman ("KMZR") as special counsel, and KMZR engaged an independent accounting firm to assist in the investigation. In addition, we investigated whether similar issues existed at any other subsidiaries. As a result of the investigations, we believe that the accounting issues were confined to AMI and determined that the misstatement of the CIE account at AMI was primarily the result of the former controller of AMI, without instruction from, or the knowledge of, our management, (1) failing to properly account for manufacturing variances, (2) adding inappropriate costs to work-in-process amounts, (3) understating amounts billed and/or customer deposits and (4) failing to recognize certain losses, in each case on various projects during the relevant time period. Using these miscalculations of CIE, the former AMI controller made incorrect journal entries that were recorded in the books and records of AMI.

Critical Accounting Policies and Estimates

         Management has prepared the consolidated financial statements included herein in conformity with U.S. generally accepted accounting principles. Accordingly, management is required to make certain estimates, judgments and assumptions that it believes to be reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the periods presented. The following accounting policies comprise those that management believes involve estimates, judgments and assumptions that are the most critical to aid in fully understanding and evaluating our reported financial results. Because of the uncertainty inherent in these matters, actual results could differ from estimates, judgments and assumptions we use in applying the critical accounting policies.

         REVENUE RECOGNITION - PERCENTAGE OF COMPLETION METHOD

         We recognize a significant portion of our revenues and profits as contracts progress using the percentage of completion method of accounting, which relies on estimates of total expected contract revenues and costs. Under this method, estimated contract revenues and resulting gross profit are recognized based on labor hours incurred to date as a percentage of total estimated labor hours to complete the contract. We follow this method because we believe reasonably dependable estimates of the revenues and costs applicable to various elements of a contract can be made. Because the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and profit are subject to revisions as the contract progresses to completion. Total estimated costs, and thus contract profitability, are impacted by changes in productivity, scheduling, and the unit cost of labor, subcontracts, materials and purchased equipment. Additionally, external factors, such as customer needs and customer delays in providing approvals, may also affect the progress and estimated cost of a project's completion and thus the timing of profit and revenue recognition. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Accordingly, favorable changes in estimates result in additional revenues and profit recognition, and unfavorable changes in estimates result in a reduction of recognized revenues and profits. When current estimates of total contract costs indicate that the contract will result in a loss, the projected loss is recognized in full in the period in which the loss becomes evident.

         Many of our contracts provide for termination of the contract at the convenience of the customer. In the event a contract is terminated at the convenience of the customer prior to completion, we will typically be compensated for progress up to the time of termination and any termination costs. In addition, many contracts are subject to certain completion schedule requirements with liquidated damages in the event schedules are not met as the result of circumstances that are within our control. Losses on terminated contracts and liquidated damages have historically not been significant.

         INVENTORY VALUATION

         We value our inventories at the lower of the actual cost to purchase or manufacture, which approximates the first-in, first-out (FIFO) method, or the current estimated market value. With regards to stock inventories, we regularly count quantities on hand and record a provision for excess and obsolete inventory based primarily on historical usage rates. With regards to finished goods inventories, we record market value reserves based on estimated forecasts of future product demand. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. In addition, estimates of future product demand involve inherent uncertainties, which may result in additional charges related to excess and obsolete inventory. Therefore, any significant unanticipated changes in demand could have a significant impact on our level of inventory reserves and reported operating results.

         ACCOUNTS RECEIVABLE

         We perform ongoing credit evaluations of new and existing customers and constantly monitor customer payments via accounts receivable aging reports. We maintain an estimated allowance for doubtful accounts resulting from the inability of our customers to make required payments based upon historical experience and known customer collection issues. The allowance for doubtful accounts is reevaluated at each balance sheet date and adjusted based on information that impacts the estimates of uncollectible amounts. Because we cannot predict future changes in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates.

         GOODWILL IMPAIRMENT

         Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), we assess recoverability of goodwill on an annual basis or when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Factors that we would consider important that could trigger an impairment review include the following:

            - significant underperformance of a segment or division relative to expected historical or projected future operating results;

            -           significant negative industry or economic trends; and

            - significant changes in the strategy for a segment or division.


         In accordance with the provisions of SFAS 142, we derive a fair value for our reporting units which represent the various components of our operating segments, and compare such fair value to the carrying value of the reporting unit to determine if there is any indication of goodwill impairment. For purposes of deriving the fair value of our reporting units, we utilize a discounted cash flow analysis based upon, among other things, certain assumptions about expected future operating performance. Our estimates of discounted cash flows may differ from actual cash flow due to, among other things, changes in economic conditions, changes to our business models, changes in our weighted average cost of capital, or changes in our operating performance. We will recognize an impairment charge to the extent that the implied fair value of the goodwill balances for the reporting units is less than the carrying value of such goodwill balances.

         Given that this impairment analysis is performed at the reporting unit level for which discrete financial information is available, it is possible for a segment of our business, which represents an aggregation of reporting units, to show increased levels of sales and operating results but at the same time have impairment within such segment.

         WARRANTY ACCRUALS

         We routinely incur costs after projects are installed and closed. We record these costs as warranty charges within cost of sales. Warranty costs are estimated at the time a project is closed based on our historical warranty experience and consideration of any known warranty issues. The fluctuation in our warranty costs depends on the nature and timing of our projects. Increases in warranty costs coincide with our incurring increased costs associated with projects that have performance issues. Our estimate of warranty expense may differ from actual warranty expense incurred due to, among other things, our inability to satisfactorily debug all customer projects or our inability to meet all specifications of customer projects.

Segment Financial Data

         Set forth below is certain financial data relating to each business segment. For fiscal 2001 and 2000, we have presented a comparison of previously reported and restated amounts due to the accounting adjustments at AMI discussed above in "Recent Restatement of Historical Financial Results."

                                                                   Fiscal Year Ended
                                    ------------------------------------------------------------------------------
                                    June 30,       June 24, 2001      June 24,        June 25, 2000     June 25,
                                     2002          As Previously        2001          As Previously      2000
                                                     Reported        As Restated       Reported        As Restated
NET SALES
     Material Processing           $  95,368        $ 127,722        $ 127,722        $ 143,942        $ 143,942
     Precision Assembly               69,701          120,612          120,612           78,123           78,123
     Packaging Systems                41,081           52,465           52,465           60,514           60,514
     Assembly & Test                 119,334          164,200          164,200          136,571          136,571
     Divested businesses                 792           46,103           46,103           45,135           45,135
                                   ---------        ---------        ---------        ---------        ---------
          Consolidated Total       $ 326,276        $ 511,102        $ 511,102        $ 464,285        $ 464,285
                                   =========        =========        =========        =========        =========

OPERATING INCOME (LOSS)
     Material Processing           $   8,693        $ (21,600)       $ (21,600)       $  11,431        $  11,431
          Operating Margin               9.1%           (16.9%)          (16.9%)            7.9%             7.9%
     Precision Assembly                3,756           (8,771)         (11,431)           1,601              274
          Operating Margin               5.4%            (7.3%)           (9.5%)            2.0%              --
     Packaging Systems                (3,711)         (13,928)         (13,928)             (59)             (59)
          Operating Margin              (9.0%)          (26.5%)          (26.5%)             --               --
     Assembly & Test                  (4,369)           2,148            2,148            3,835            3,835
          Operating Margin              (3.7%)            1.3%             1.3%             2.8%             2.8%
     Divested businesses                 565           (8,173)          (8,173)           2,291            2,291
          Operating Margin              71.3%           (17.7%)          (17.7%)            5.1%             5.1%
     Corporate                        (6,732)         (13,811)         (13,811)          (8,757)          (8,757)
                                   ---------        ---------        ---------        ---------        ---------
          Consolidated Total       $  (1,798)       $ (64,135)       $ (66,795)       $  10,342        $   9,015
                                   =========        =========        =========        =========        =========
          Total Operating
          Margin                        (0.1%)          (12.5%)          (13.1%)            2.2%             1.9%
                                   =========        =========        =========        =========        =========

ASSETS
     Material Processing           $  64,061        $  80,529        $  80,529        $ 114,634        $ 114,634
     Precision Assembly               77,865          110,107          106,080          122,862          120,564
     Packaging Systems                53,846           52,171           52,171           70,052           70,052
     Assembly & Test                  94,266          132,334          132,334          125,039          125,039
     Divested businesses                  --           27,278           27,278           34,793           34,793
     Corporate                        18,372           12,282           12,282           13,690           13,690
                                   ---------        ---------        ---------        ---------        ---------
          Consolidated Total       $ 308,410        $ 414,701        $ 410,674        $ 481,070        $ 478,772
                                   =========        =========        =========        =========        =========

CAPITAL EXPENDITURES
     Material Processing           $   1,836        $   1,165        $   1,165        $   3,863        $   3,863
     Precision Assembly                  110              106              106               75               75
     Packaging Systems                   354              616              616              513              513
     Assembly & Test                     499              391              391              713              713
     Divested businesses                   9              522              522              649              649
     Corporate                           115              378              378              918              918
                                   ---------        ---------        ---------        ---------        ---------
          Consolidated Total       $   2,923        $   3,178        $   3,178        $   6,731        $   6,731
                                   =========        =========        =========        =========        =========

DEPRECIATION AND AMORTIZATION
     Material Processing           $   2,383        $   3,789        $   3,789        $   4,129        $   4,129
     Precision Assembly                  916            2,589            2,589            2,808            2,808
     Packaging Systems                 1,043            2,020            2,020            1,881            1,881
     Assembly & Test                   1,930            3,673            3,673            3,999            3,999
     Divested businesses                  33            1,876            1,876            2,145            2,145
     Corporate                         3,500            2,456            2,456            1,498            1,498
                                   ---------        ---------        ---------        ---------        ---------
          Consolidated Total       $   9,805        $  16,403        $  16,403        $  16,460        $  16,460
                                   =========        =========        =========        =========        =========

Results of Operations

         The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items reflected in our consolidated statement of operations. The data presented below was derived from our audited financial statements included in this Current Report. For fiscal 2001 and 2000, we have presented a comparison of previously reported and restated amounts due to the accounting adjustments at AMI discussed above in "Recent Restatement of Historical Financial Results."

                                                                          FISCAL YEAR ENDED
                                        --------------------------------------------------------------------------------
                                                        JUNE 24, 2001       JUNE 24,       JUNE 25, 2000        JUNE 25,
                                        JUNE 30,       AS PREVIOUSLY         2001         AS PREVIOUSLY         2000
                                         2002             REPORTED       AS RESTATED         REPORTED         AS RESTATED
                                        --------       -------------     -----------      --------------      -----------
Net sales                                100.0%            100.0%            100.0%            100.0%            100.0%
Cost of sales                             80.0              85.0              85.5              80.6              80.9
                                        --------       -------------     -----------      --------------      -----------
Gross profit                              20.0              15.0              14.5              19.4              19.1
Selling, general and
  administrative expenses                 17.1              17.7              17.7              17.2              17.2
Goodwill impairment                         --               7.5               7.5                --                --
Restructuring charge                       3.2               0.7               0.7                --                --
Net loss on disposal of assets             0.3               1.6               1.6                --                --
                                        --------       -------------     -----------      --------------      -----------
Operating income (loss)                   (0.6)            (12.5)            (13.0)              2.2               1.9
Interest expense                           3.7               2.9               2.9               2.2               2.2
Dividends on Company-obligated,
  mandatorily redeemable convertible
  preferred securities of subsidiary
  DT Capital Trust holding solely
  convertible junior subordinated
  debentures of the Company                1.5               1.1               1.1               1.1               1.1
                                        --------       -------------     -----------      --------------      -----------
Loss before benefit for
income taxes                              (5.8)            (16.5)            (17.0)             (1.1)             (1.4)
Benefit for income taxes                  (1.2)             (2.5)             (2.7)             (0.1)             (0.2)
                                        --------       -------------     -----------      --------------      -----------
Net loss                                  (4.6)%           (14.0)%           (14.3)%            (1.0)%            (1.2)%
Gain on conversion of
  trust preferred
  securities, net of tax                   5.1                --                --                --                --
                                        --------       -------------     -----------      --------------      -----------
Income (loss) available
  to common stockholders                   0.5%            (14.0)%           (14.3)%            (1.0)%            (1.2)%
                                        ========       =============     ===========      ==============      ===========

Fiscal 2002 Compared to Fiscal 2001 (Restated)

         Our consolidated net sales for the fiscal year ended June 30, 2002 were $326.3 million, a decrease of $184.8 million, or 36.2%, from $511.1 million for the fiscal year ended June 24, 2001. Our fiscal year 2001 net sales included $46.1 million in net sales attributable to our Vanguard Technical Solutions, Detroit Tool Metal Products, Scheu & Kniss and Hansford Parts and Products divisions, the assets of which were sold in March 2001, June 2001, July 2001 and October 2001, respectively.

         Material Processing segment net sales decreased $32.4 million, or 25.3%, to $95.4 million for the fiscal year ended June 30, 2002 from fiscal 2001. The decrease in net sales was primarily a result of lower sales to the automotive market. In particular, net sales recognized in fiscal 2001 that related to a large capital spending program of a customer in the automotive tire market resulted in $28.8 million in lower sales in fiscal 2002 versus fiscal 2001 because softness in order activity did not replace these sales. In addition, welding systems sales primarily to the automotive market were down approximately $9.7 million due to the general softness in the economy that has restrained customer capital spending in the automotive market. The decreases in sales to the automotive market were partially offset by the increase in sales to the electronics market by our Material Processing segment as we sourced more electronics projects to this segment's facilities. On a consolidated basis, however, our sales to the electronics market decreased $36.5 million, or 25.8%, from fiscal 2001.

         Precision Assembly segment net sales decreased $50.9 million, or 42.2%, to $69.7 million for the fiscal year ended June 30, 2002 from fiscal 2001. Sales to a significant electronics customer accounted for over 75% of the Precision Assembly segment's sales in each of fiscal years 2002 and 2001. The decrease in sales from fiscal year 2001 to fiscal year 2002 can be attributed to several capital spending programs of this significant electronics customer being recognized in fiscal 2001 and not being replaced by other orders from this customer or other customers in fiscal 2002.

         Packaging Systems segment net sales decreased $11.4 million, or 21.7%, to $41.1 million for the fiscal year ended June 30, 2002 from fiscal 2001. This business segment primarily serves the pharmaceutical and nutritional markets. The lower sales of our Packaging Systems segment in fiscal 2002 can be attributed to our Montreal, Quebec "Kalish" business unit. We shut down our Montreal, Quebec facility in the third quarter of fiscal 2002 following 18 months of attempting to rebuild and restructure its operations. The business from this facility was transferred to another facility.

          Assembly & Test segment net sales decreased $44.9 million, or 27.3%, to $119.3 million for the fiscal year ended June 30, 2002 from fiscal 2001. Our Assembly & Test segment primarily serves the automotive market.
Automotive-related sales decreased due to the general softness in the economy that has restrained customer capital spending in the automotive market.

         Gross profit decreased $8.8 million, or 11.9%, to $65.3 million for the twelve months ended June 30, 2002 from $74.1 million for the twelve months ended June 24, 2001. Gross profit in fiscal 2001 reflected $13.5 million of charges taken in the fourth quarter of fiscal 2001 primarily related to provisions for excess and obsolete inventory, other inventory market value write-downs and certain fixed asset write-downs. See Note 13 to the audited consolidated financial statements included herein for a discussion of these charges. Gross profit in fiscal 2002 reflected decreased warranty expense of $1.0 million from fiscal 2001 due to greater amounts of warranty activity during fiscal 2001 related to specific problematic projects. The decrease in our gross profits reflects the effect of the $184.8 million decrease in net sales. Our gross margin increased to 20.0% in fiscal 2002 from 14.5% in fiscal 2001. The increase in our gross margin reflects improved project performance in the electronics market gained from manufacturing efficiencies in the production of duplicate systems and our restructuring in fiscal 2001, which reduced headcount and overhead costs.

         Selling, general and administrative (SG&A) expenses were $55.6 million for the fiscal year ended June 30, 2002, a decrease of $34.9 million from the $90.5 million for year ended June 24, 2001. The $34.9 million decrease in SG&A expenses was primarily a result of the following items:

            - $10.8 million decrease resulting from the $8.3 million charge in fiscal 2001 for asset write-downs primarily related to doubtful accounts of which we recovered $2.5 million in fiscal 2002;

            - $5.4 million decrease in amortization as a result of the discontinuance of goodwill amortization in fiscal 2002 due to our implementation of SFAS No. 142 as of June 25, 2001, which replaces the requirement to amortize intangible assets with indefinite lives with a requirement for an annual impairment test;

            - $4.3 million decrease in SG&A expenses resulting from the sale of Vanguard Technical Solutions in the third quarter of fiscal 2001, Scheu & Kniss and Detroit Tool Metal Products in the first quarter of fiscal 2002 and Hansford Parts and Products in the second quarter of fiscal 2002;

            - $3.8 million decrease in SG&A expenses in fiscal 2002 resulting from savings in salary and compensation expenses as a result of a decrease in headcount from our 2001 restructuring;

            - $3.5 million in non-recurring legal, consulting and other professional expenses and severance-related expenses incurred in fiscal 2001 in connection with the investigations into our accounting restatements in fiscal 2000;

            - $3.4 million decrease in SG&A expenses in fiscal 2002 relating to our Rochester, New York and Montreal, Quebec manufacturing facilities; and

            - $1.3 million reversal of post-retirement benefit accruals due to cancellation of post-retirement plans in fiscal 2002.


         We expect SG&A expenses to continue to decrease in fiscal 2003 due to the actions we took in fiscal 2002 in connection with our corporate restructuring described below. We expect this decrease, however, to be partially offset by an increase in research and development costs and increased legal and other professional expenses in connection with the investigations into the accounting adjustments at AMI and compliance with new corporate governance rules.

         During fiscal 2002, we announced several actions in connection with our corporate restructuring plan as outlined below. These actions resulted in an aggregate of $10.3 million of restructuring charges in fiscal 2002.

            - Closure of our Rochester, New York facility, including termination of employees, in the fourth quarter of 2002 and the transfer of the customer base of this facility primarily to our Dayton, Ohio (Assembly and Test segment) and Buffalo Grove, Illinois (Precision Assembly segment) facilities. The closure was announced January 24, 2002. The restructuring costs, which totaled $3.6 million, were recorded in the third quarter of fiscal 2002 and included estimated severance costs of $1.3 million for the termination of up to 114 employees. As of June 30, 2002, four employees remained for final administrative duties, all of whom were discharged by the end of the first quarter of fiscal 2003. The remaining restructuring costs include $1.1 million for future facility lease and related costs, $1.1 million for asset write-offs and $0.1 million for office equipment lease terminations and miscellaneous other charges. The asset write-offs include the remaining value of leasehold improvements, the computer system and show machines.

            - Closure of our Montreal, Quebec (Packaging Systems segment) facility, including termination of employees in August 2003, and the transfer of its customer base and assets to our operations in Leominster, Massachusetts. The closure of this facility was announced March 22, 2002. The restructuring costs of $2.3 million were recorded in the third quarter of fiscal 2002 and included estimated severance costs of $1.0 million for the termination of approximately 83 employees, partially offset by a reversal of $0.5 million associated with severance accrual recorded in fiscal 2001. 75 employees remained at June 30, 2002, 70 of which were terminated by the end of the first quarter of fiscal 2003. The remaining restructuring costs include $0.6 million for future facility lease and related costs, $1.1 million for asset write-offs and $0.04 million of other costs. The asset write-offs primarily include the remaining value of leasehold improvements and the computer system.

            - Transfer of our manufacturing operations in Bristol, Pennsylvania to Hyannis, Massachusetts as part of our Converting Technologies division of the Material Processing segment. The closure of this operation was announced March 22, 2002 and completed in September 2002. The restructuring costs of $0.9 million were recorded in the third quarter of fiscal 2002 and included severance costs of $0.3 million for the termination of 15 employees. Up to 10 employees are expected to remain in Bristol for sales and engineering support. As of June 30, 2002, there had been no terminations. By the end of the first quarter of fiscal 2003, 12 employees were terminated. The remaining restructuring costs include $0.4 million of asset write-offs, $0.2 million for future facility lease and related costs and $0.3 million of other costs. The asset write-offs include the remaining value of leasehold improvements.

            - Transfer of our Assembly and Test-Europe fabrication operations from Gawcott, United Kingdom to our Buckingham, England plant in the fourth quarter of fiscal 2002. The restructuring costs of $1.2 million were recorded in the third quarter of fiscal 2002 and included estimated severance costs of $0.9 million for the termination of 43 employees, all of whom were terminated by June 30, 2002. The restructuring costs include $0.3 million for future lease payments and $.03 of other costs.

            - We recognized additional restructuring charges of $2.3 million in fiscal 2002 primarily related to severance costs associated with management changes and workforce reductions at several divisions, as well as future lease payments resulting from the consolidation of two Packaging Systems segment divisions. The restructuring charge included estimated severance costs of $1.7 million for the termination of 125 employees, $0.3 million for future lease payments and $0.2 million of asset write-offs. All of these employees were terminated by June 30, 2002.

         In the fourth quarter of fiscal 2002, we entered into a sale/leaseback agreement for our Hyannis, Massachusetts facility (Material Processing segment) and recorded a net loss on disposal of assets of $1.1 million in connection with that transaction. We entered into the sale/leaseback transaction in order to retire the $5.0 million of variable rate Industrial Revenue Bonds, which were backed by a letter of credit drawn on Fleet National Bank ("Fleet"), that we issued in 1998 to fund the expansion of this facility. Fleet, under the terms of the letter of credit reimbursement agreement, required us to post 110% cash collateral to support the letter of credit no later than August 1, 2002. The proceeds of the sale/leaseback transaction were used to repay the Industrial Revenue Bonds on August 1, 2002, thereby eliminating the need to post the cash collateral. We also avoided a 7% fee charged by Fleet for the letter of credit and maintained the liquidity under our senior credit revolving line. See "Liquidity and Capital Resources - Industrial Revenue Bonds." The effect of the sale/leaseback was the removal of the facility, which had a carrying value of $6.5 million at June 30, 2002 from our accounting records and the recording of cash proceeds of approximately $5.4 million. We will have lease expense, on a go-forward basis, of approximately $0.8 million annually.

         Operating loss decreased $62.3 million to $1.8 million for the twelve months ended June 30, 2002 from $64.1 million for the twelve months ended June 24, 2001. Operating income in fiscal 2001 reflects various charges taken primarily in the fourth quarter of fiscal 2001 related to goodwill impairment ($38.2 million), losses on the disposal of assets ($8.5 million), restructuring charges ($3.7 million), provisions for bad debts ($8.2 million), provisions for excess and obsolete and fair market value inventory reserves ($11.4 million), provisions for warranty reserves ($2.8 million) and other asset write-downs. See
Note 3-Acquisitions and Dispositions, Note 10 - Goodwill and Intangible Assets,
Note 13 - Write-Down of Assets and Note 14 - Restructuring to the audited consolidated financial statements included herein for a discussion of these charges.

         The information in the following table is being provided to aid (dollars in thousands) in the understanding of the comparability of our operating results by segment (dollars in thousands):


                                                                 BAD DEBTS INVENTORIES
                          GOODWILL                   GAIN (LOSS) RESERVES  RESERVES
                         IMPAIRMENT  RESTRUCTURING  ON DISPOSAL  RELATED   RELATED     WARRANTY    OTHER ASSET
                          CHARGES      CHARGES       OF ASSETS   EXPENSES  EXPENSES    EXPENSES     WRITE-OFFS  TOTALS
                         ----------  -------------  -----------  --------  ---------  -----------  -----------  ------
       FISCAL 2002
Material Processing          0          1,060       (1,128)       (1,364)       (64)       351            0     (1,145)
Precision Assembly           0            461            0           122          0        390            0        973
Packaging Systems            0          2,839            0           560      1,056          0            0      4,455
Assembly & Test              0          5,972            0          (608)        29      1,012            0      6,405
Corporate                    0              0            0             0          0          0            0          0
                         ----------  -------------  -----------  --------  ---------  -----------  -----------  ------
          Total              0         10,332       (1,128)       (1,290)     1,021      1,753            0     10,688
                         ==========  =============  ===========  ========  =========  ===========  ===========  ======

       FISCAL 2001
Material Processing     16,673              0            2         3,047      6,773      1,366          466     28,327
Precision Assembly      10,000            119            0         3,667        100      1,048            0     14,934
Packaging Systems        7,353          1,506          (48)        1,195      2,419        172          517     13,114
Assembly & Test          4,193              0            0           137      1,982        186          466      6,964

Divested businesses           0              0       (9,067)          150        117          0            0     (8,800)
Corporate                     0          2,069          640             0          0          0            0      2,709
                         ----------  -------------  -----------  --------  ---------  ----------  -----------    ------
          Total          38,219          3,694       (8,473)        8,196     11,391      2,772        1,450     57,249
                         ==========  =============  ===========  ========  =========  =========== ===========    ======

         The comparison of operating results by segment set forth below discusses operating margins exclusive of the charges and expenses listed in the table above. We believe that this comparison is useful to an understanding of the operating performance of the respective segments. The operating margin exclusive of these charges and expenses is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business. Accordingly, the operating margins exclusive of these charges and expenses should not be considered as having greater significance than, or an alternative to, operating margin as an indicator of performance. In addition, our calculation of operating margin exclusive of these charges and expenses may not be comparable to similarly titled measures reported by other companies.

         Material Processing segment operating income increased $30.3 million to income of $8.7 million for the twelve months ended June 30, 2002 from a loss of $21.6 million for the twelve months ended June 24, 2001. As shown in the table above, certain charges and expenses decreased by $29.5 million in fiscal 2002 from fiscal 2001 which led to a corresponding increase in operating income. Excluding these various items, operating margin for the Material Processing segment was 7.9% in fiscal 2002 versus 5.3% in fiscal 2001. The increase in operating margin was due to the finalization of several large projects with improved profitability, including electronics and automotive tire systems.

         Precision Assembly segment operating income increased $15.2 million to income of $3.8 million for the twelve months ended June 30, 2002 from a loss of $11.4 million for the twelve months ended June 24, 2001. As shown in the table above, certain charges and expenses decreased by $14.0 million in fiscal 2002 from fiscal 2001 which led to a corresponding increase in operating income. Excluding these various items, operating margin for the Precision Assembly segment was 6.8% in fiscal 2002 versus 2.9% in fiscal 2001. The increase in operating margin was due to the improvement in project performance in the electronics market gained from the manufacturing efficiencies in the production of duplicate systems.

         Packaging Systems segment operating loss decreased $10.2 million to a loss of $3.7 million for the twelve months ended June 30, 2002 from a loss of $13.9 million for the twelve months ended June 24, 2001. As shown in the table above, certain charges and expenses decreased by $8.7 million in fiscal 2002 from fiscal 2001 which led to a corresponding decrease in operating loss. Excluding these various items, operating margin for the Packaging Systems segment was 1.8% in fiscal 2002 versus (1.6%) in fiscal 2001. The increase in operating margin was due primarily to the fiscal 2001 restructuring, which reduced headcount and overhead costs.

         Assembly & Test segment operating income decreased $6.5 million to a loss of $4.4 million for the twelve months ended June 30, 2002 from income of $2.1 million for the twelve months ended June 24, 2001. The charges and expenses shown in the table above were comparable in total for fiscal 2002 and 2001. Excluding these various items, operating margin for the Assembly & Test segment was 1.7% in fiscal 2002 versus 5.5% in fiscal 2001. The decrease in operating margin was due to project performance on a few automotive related projects.

         Interest expense decreased $2.7 million, or 18.1%, to $12.2 million for the fiscal year ended June 30, 2002 from the fiscal year ended June 24, 2001. The decrease resulted from lower outstanding borrowings as a result of the application of asset sale proceeds and additional debt paydowns. Dividends on our trust preferred securities were $4.8 million in fiscal 2002 compared to $5.5 million in fiscal 2001 due to the financial recapitalization discussed in "Liquidity and Capital Resources - Recapitalization," which effectively eliminated the accrued dividend in the fourth quarter of fiscal 2002. We expect interest on our senior debt and dividends on our trust preferred securities to be approximately $8.8 million in fiscal 2003 as a result of the financial recapitalization.

         The income tax benefit was $3.9 million, or an effective tax benefit rate of 20.7%, for the fiscal year ended June 30, 2002, compared to an income tax benefit of $14.1 million, or an effective tax benefit rate of 16.2%, for the fiscal year ended June 24, 2001. The effective income tax benefit rate primarily reflects valuation allowances and the utilization of net operating loss carry-forwards.

         We recorded a gain on conversion of trust preferred securities of $16.6 million, net of tax of $8.8 million, in June 2002. The gain resulted from the financial recapitalization pursuant to which the holders of our trust preferred securities exchanged $35.0 million of outstanding trust preferred securities and $15.1 million in accrued and unpaid distributions for 6,260,658 shares of our common stock. The shares were valued for book and tax purposes based on the market price of our common stock on the closing date of the financial recapitalization.

Fiscal 2001 (Restated) Compared To Fiscal 2000 (Restated)

         Our consolidated net sales for the fiscal year ended June 24, 2001 were $511.1 million, an increase of $46.8 million, or 10.1%, from $464.3 million for the fiscal year ended June 25, 2000.

         Material Processing segment net sales decreased $16.2 million, or 11.3%, to $127.7 million for the fiscal year ended June 24, 2001 from the prior fiscal year. Plastics-related equipment sales were down approximately $18.9 million from a combination of the decision to exit the extrusion business and significantly lower sales of thermoforming equipment. Extrusion equipment sales were approximately $11.4 million in fiscal 2000. Sales of thermoforming systems decreased as a result of a market downturn in plastics-related products and machinery.

         Precision Assembly segment net sales increased $42.5 million, or 54.4%, to $120.6 million for the fiscal year ended June 24, 2001 from the prior fiscal year. The increase in sales was primarily the result of several large capital spending programs of a customer in our electronics market. Sales to our electronics market accounted for approximately 79% of total Precision Assembly segment sales in fiscal 2001.

         Packaging Systems segment net sales decreased $8.0 million, or 13.3%, to $52.5 million for the fiscal year ended June 24, 2001 from the prior fiscal year. In fiscal 2001, we discovered accounting errors at our Montreal, Quebec ("Kalish") facility. Following the discovery of these errors, we no longer pursued certain businesses and began quoting projects at higher pricing, which contributed to the decreased sales in fiscal 2001.

         Assembly & Test segment net sales increased $27.6 million, or 20.2%, to $164.2 million for the fiscal year ended June 24, 2001 from fiscal 2000. The increased sales were a result us sourcing some of our electronics work to two of our Assembly & Test segment facilities. This contributed to an increase of $30.0 million in fiscal 2001 sales. Sales also increased in fiscal 2001 as a result of a $35 million project booked with a diesel engine manufacturer for an assembly and test and monorail material handling system. The increase sales were partially offset by a decrease in the segment's core automotive-related sales due to the general softness in the economy that has restrained customer capital spending in the automotive market.

         Gross profit decreased $14.8 million, or 16.6%, to $74.1 million for the fiscal year ended June 24, 2001 from $88.9 million for the fiscal year ended June 25, 2000. The gross margin decreased to 14.5% in fiscal 2001 from 19.1% in fiscal 2000. The decrease reflects lower gross margins across all business segments for the fiscal year. Gross profit in fiscal 2001 reflects $13.5 million of charges taken in the fourth quarter primarily related to provisions for excess and obsolete inventories, other inventory market value write-downs and certain fixed asset write-downs. See Note 13 to the audited consolidated financial statements included herein for a discussion of these charges. Gross profit in fiscal 2001 reflected increased warranty expense of approximately $1.7 million from fiscal 2000 due to greater amounts of warranty activity during 2001 related to specific problematic projects.

         The lower margins primarily resulted from several large projects primarily in our Precision Assembly and Assembly & Test segments initiated in fiscal 2001. The lower margins on these projects were attributable to pricing and to the ramp-up costs and initial inefficiencies associated with the first few of multiple electronics systems being engineered and manufactured for an electronics customer. We incurred substantial costs associated with the use of contract labor in ramping up to meet the delivery needs of customers in fiscal 2001. The margins during fiscal 2001 reflected the capitalization of $2.4 million of certain engineering costs on the first of these multiple systems being manufactured. The first system was shipped in the second quarter of 2001. We amortized approximately $1.1 million in fiscal 2001 with the remaining amount fully amortized by the end of January 2002.

         Gross margins also decreased as a result of the 29.2% decrease in sales and the resulting increase in unfavorable manufacturing absorption. We significantly restructured both our Sencorp (Material Processing segment) and Kalish (Packaging Systems segment) operations in fiscal 2001, reducing headcount and overhead costs. Headcount at Sencorp and Kalish was reduced approximately 30% and 45%, respectively.

         SG&A expenses were $90.5 million for the fiscal year ended June 24, 2001, an increase of $10.6 million from the $79.9 million for the fiscal year ended June 25, 2000. The increase reflected $8.3 million in charges taken in the fourth quarter of fiscal 2001 primarily related to increases in the allowance for doubtful accounts and fixed asset write-offs. We also incurred approximately $3.5 million in non-recurring legal, consulting and other professional expenses and severance-related expenses during fiscal 2001 in connection with the investigations into our accounting restatements in fiscal 2000. Excluding the $11.8 million in unusual expenses, SG&A expenses in fiscal 2001 were approximately 1.5% less than the prior year.

         In the fourth quarter of fiscal 2001, we recorded a goodwill impairment charge of $38.2 million related to several businesses across our business segments (See Note 10 to the audited consolidated financial statements included herein). The write-down of goodwill was primarily a result of a continued decline in the financial results of certain subsidiaries and management assumptions regarding future performance based on the overall economic recession and an evaluation of our organizational and operational structure. We calculated the present value of expected cash flows to determine the fair value of the subsidiaries using a discount rate of 12%, which represented the weighted cost of capital. Included in the goodwill write-down was a full impairment charge of $5.9 million related to our Stokes division. This charge was based on a sales price outlined in a letter of intent to sell this subsidiary, which established fair value of the division based on a current transaction. The net loss on the disposal of Scheu & Kniss recorded in fiscal 2001 included a full impairment of the related goodwill of $5.0 million.

         In the fourth quarter of fiscal 2001, we recorded a restructuring charge of $3.7 million for severance costs associated with management changes and workforce reductions, future lease costs on idle facilities and personnel relocation costs resulting from the relocation of our corporate office and the closure of four Packaging Systems segment sales offices and non-cash asset write-downs. In particular, our fiscal 2001 restructuring plan consisted of the following actions:

            - Closure of Canadian operation's sales offices, including the termination of 64 employees. These offices were closed in the fourth quarter of 2001. In addition, there was a headcount reduction at the Montreal, Quebec location. These people were notified of termination in the fourth quarter of fiscal year 2001. Total severance costs were $0.7 million and future lease costs on rented office space for the sales offices was $0.3 million. As mandated by Canadian law, a six-month waiting period is required before termination after notice is given. After notification, during the six-month period, a number of employees left voluntarily and therefore received no benefits. Accordingly, an amount of $0.5 million was reversed to income in fiscal 2002.

            - Consolidation of two of our United Kingdom operations, which included the termination of 28 employees in the first quarter of fiscal 2002 at a cost of $0.5 million.

            - Relocation of our corporate offices from Springfield, Missouri to Dayton, Ohio. Total moving costs incurred were $0.9 million in the fourth quarter of 2001, which included personnel relocation costs of $0.7 million and other moving costs of $0.2 million. These moving costs were recognized when incurred. In addition, we accrued future lease costs on the idle office space in Springfield of $0.6 million. Lastly, severance of $0.5 million was recorded for termination of 10 employees at our Springfield office.

         During the third quarter of fiscal 2001, we sold our corporate airplane and substantially all of the net assets of Vanguard Technical Solutions. Net proceeds from the sales of these assets were approximately $2.0 million, resulting in a pre-tax loss of $0.6 million. Subsequent to June 24, 2001, we sold substantially all of the net assets of Detroit Tool Metal Products and Scheu & Kniss. Net proceeds for the sales of these assets were approximately $18.2 million, resulting in a pre-tax loss of approximately $7.8 million that was recorded in fiscal 2001.

         Operating income decreased $57.8 million to a loss of $66.8 million for the twelve months ended June 24, 2001 from income of $9.0 million for the twelve months ended June 25, 2000. Operating income in fiscal 2001 reflects various charges taken primarily in the fourth quarter of fiscal 2001 related to goodwill impairment ($38.2 million), losses on the disposal of assets ($8.5 million), restructuring charges ($3.7 million), provisions for bad debts ($8.2 million), provisions for excess and obsolete and fair market value inventories reserves ($11.4 million), provisions for warranty reserves ($2.8 million) and other asset write-downs. See Note 3-Acquisitions and Dispositions, Note 10 - Goodwill and Intangible Assets, Note 13 - Write-Down of Assets and Note 14 - Restructuring to the audited consolidated financial statements included herein for a discussion of these charges.

         The information in the following table is being provided to aid in the understanding of the comparability of our operating results by segment (dollars in thousands):

                                                                 BAD DEBTS INVENTORIES
                          GOODWILL                   GAIN (LOSS) RESERVES  RESERVES
                         IMPAIRMENT  RESTRUCTURING  ON DISPOSAL  RELATED   RELATED     WARRANTY    OTHER ASSET
                          CHARGES      CHARGES       OF ASSETS   EXPENSES  EXPENSES    EXPENSES     WRITE-OFFS  TOTALS
                         ----------  -------------  -----------  --------  ---------  -----------  -----------  ------
       FISCAL 2001
Material Processing          16,673              0           2     3,047      6,773        1,366           466   28,327
Precision Assembly           10,000            119           0     3,667        100        1,048             0   14,934
Packaging Systems             7,353          1,506         (48)    1,195      2,419          172           517   13,114
Assembly & Test               4,193              0           0       137      1,982          186           466    6,964
Divested businesses               0              0      (9,067)      150        117            0             0   (8,800)
Corporate                         0          2,069         640         0          0            0             0    2,709
                         ----------  ------------- -----------  --------   --------   ----------   -----------   ------
          Total              38,219          3,694      (8,473)    8,196     11,391        2,772         1,450   57,249
                         ==========  ============= ===========  ========   ========   ==========   ===========   ======

       FISCAL 2000
Material Processing               0              0           0        24        633          770                  1,427
Precision Assembly                0              0           0        15        130          438                    583
Packaging Systems                 0              0           0        30         13         (101)                   (58)
Assembly & Test                   0              0           0        28          0           (9)                    19
Divested businesses               0              0           0         0        232            0                    232
Corporate                         0              0           0         0          0            0                      0
                         ----------  ------------- -----------  --------   --------   ----------   -----------   ------
          Total                   0              0           0        97      1,008        1,098             0    2,203
                         ==========  ============= ===========  ========   ========   ==========   ===========   ======

         The comparison of operating results by segment set forth below discusses operating margins exclusive of the charges and expenses listed in the table above. We believe that this comparison is useful to an understanding of the operating performance of the respective segments. The operating margin exclusive of these charges and expenses is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business. Accordingly, the operating margins exclusive of these charges and expenses should not be considered as having greater significance than, or an alternative to, operating margin as an indicator of performance. In addition, our calculation of operating margin exclusive of these charges and expenses may not be comparable to similarly titled measures reported by other companies.

         Material Processing segment operating income decreased $33.0 million to a loss of $21.6 million for the twelve months ended June 24, 2001 from income of $11.4 million for the twelve months ended June 25, 2000. As shown in the table above, certain charges and expenses increased by $26.9 million in fiscal 2001 from fiscal 2000 which led to the corresponding increase in operating loss. Excluding these various items, operating margin for the Material Processing segment was 5.3% in fiscal 2001 versus 8.9% in fiscal 2001. The decrease in operating margin was primarily due to a decrease in sales and the resulting increase in unfavorable manufacturing absorption at our Hyannis plastics machinery unit.

         Precision Assembly segment operating income decreased $11.7 million to a loss of $11.4 million for the twelve months ended June 24, 2001 from income of $0.3 million for the twelve months ended June 25, 2000. As shown in the table above, certain charges and expenses increased by $14.4 million in fiscal 2001 from fiscal 2000 which led to the corresponding increase in operating loss.

Excluding these various items, operating margin for the Precision Assembly segment was 2.9% in fiscal 2001 versus 1.1% in fiscal 2000. The increase in operating margin primarily resulted from the operating expense leverage resulting from the increase in sales and flat operating expenses.

         Packaging Systems segment operating loss increased $13.9 million to a loss of $13.9 million for the twelve months ended June 24, 2001. As shown in the table above, certain charges and expenses increased by $13.2 million in fiscal 2001 from fiscal 2000 which led to a corresponding increase in operating loss. Excluding these various items, operating margin for the Packaging Systems segment was (1.6%) in fiscal 2001 versus (0.2%) in fiscal 2000. The lower operating margin resulted from an increase in selling, general and administrative expenses coupled with decreasing sales.

         Assembly & Test segment operating income decreased $1.7 million to $2.1 million for the twelve months ended June 30, 2002 from $3.8 million for the twelve months ended June 24, 2001. As shown in the table above, certain charges and expenses increased by $6.9 million in fiscal 2001 from fiscal 2000 which led to a corresponding decrease in operating income. Excluding these various items, operating margin for the Assembly & Test segment increased to 5.5% in fiscal 2001 from 2.8% in fiscal 2000. The increase in operating margin primarily resulted from the operating expense leverage resulting from the increase in sales and flat operating expenses.

         Interest expense increased $4.6 million, or 44.5%, to $14.9 million for the fiscal year ended June 24, 2001. The substantial increase pertains to both the increase in our interest rate on borrowings pursuant to the senior credit facility and the increase in average borrowings outstanding. Borrowings increased to fund working capital requirements. Dividends on our convertible trust preferred securities were $5.5 million and $5.1 million for the years ended June 24, 2001 and June 25, 2000, respectively. As of June 24, 2001, the dividends on the trust preferred securities were being deferred and accrued in conjunction with the September 1999 amendment to the senior credit facility.

         The income tax benefit was $14.1 million, or an effective tax benefit rate of 16.2%, for the fiscal year ended June 24, 2001 compared to an income tax benefit of $1.0 million, or an effective tax benefit rate of 15.3%, for the fiscal year ended June 25, 2000. The effective income tax benefit rate reflects permanent differences, primarily non-deductible goodwill amortization related to certain acquisitions. A substantial part of the goodwill impairment charges in fiscal 2001 were non-deductible. We also recorded a $7.8 million deferred tax assets valuation allowance in fiscal 2001 primarily related to Canadian net tax loss carryforwards.

Liquidity and Capital Resources

         Cash Flow Activity

         Net cash flow generated by operations was $55.4 million in fiscal 2002, compared with net cash used by operating activities of $8.6 million in fiscal 2001 and $14.3 million in fiscal 2000. The increase in cash flow in fiscal 2002 was primarily attributable to a reduction in working capital of $52.2 million. The primary cause of the net cash used by operations in fiscal 2001 and fiscal 2000 was to fund increases in working capital.

         The decrease in working capital of $52.2 million in fiscal 2002 from fiscal 2001 can be primarily attributed to the reduction in net sales of $184.8 million, or 36.2%, from fiscal 2001. Note 12 to the audited consolidated financial statements included herein provides a breakdown of the components of costs and estimated earnings in excess of amounts billed on uncompleted contracts (CIE) and billings in excess of costs and estimated earnings that contributed to the decrease in working capital. As shown in Note 12, costs incurred on uncompleted contracts decreased $108.3 million from June 24, 2001 to June 30, 2002 reflecting our much lower level of project activity at June 30, 2002. Also contributing to the decrease of working capital are working capital management programs that we put into place during fiscal 2002 to ensure that project cash flow could be financed with our capital resources. The reductions in the various components of working capital were a result of better management of payment terms with customers and suppliers, a shift of project mix towards projects with better payment terms and a focus on reduction of inventories carried.

         The net decrease in working capital in fiscal 2001 from fiscal 2000 was $8.4 million. The decrease in working capital was a result of reductions in accounts receivable and inventories offset by a substantial increase in CIE within our Assembly & Test segment relating to a very large diesel engine assembly system project. The reductions in accounts receivable and inventories were primarily due to the non-cash charges taken in the fourth quarter of fiscal year 2001 of $8.3 million to accounts receivable and $12.0 million to inventories.

         Our working capital balances can fluctuate significantly between periods as a result of the significant costs incurred on individual contracts, the relatively large amounts invoiced and collected for a number of large contracts, and the amounts and timing of customer advances or progress payments associated with certain contracts.

         Cash flow provided by investing activities in fiscal 2002 generated $21.5 million. Capital expenditures in fiscal 2002 were $2.9 million, offset by proceeds of $18.8 million from the disposal of Detroit Tool Metal Products, Scheu & Kniss and Hansford Parts and Products, the sale/leaseback of our Hyannis, Massachusetts manufacturing facility for $5.5 million and the sale of miscellaneous pieces of property, plant and equipment. Net cash used by investing activities of $1.1 million in fiscal 2001 were for capital expenditures of $3.2 million offset partially by $2.0 million from the sale of our corporate airplane and the sale of substantially all of the assets of Vanguard Technical Solutions. Net cash used in investing activities of $9.5 million in fiscal 2000 was for capital expenditures of $6.7 million, the acquisition of the net assets of C. E. King in July 1999 for $2.1 million and the acquisition of intellectual property for approximately $0.6 million. These expenditures were financed by borrowings under our revolving credit facility. We anticipate capital expenditures in fiscal 2003 to be between $4.0 and $6.0 million.

         During fiscal 2002, we repaid $79.7 million in borrowings from the cash generated from operations, assets sales and the Private Placement discussed below. We believe that cash flows from operations, together with available borrowings under our credit facility, will be sufficient to meet our working capital, capital expenditures and debt service needs up to July 2, 2004, the maturity date of our senior credit facility. We will need to refinance or extend our senior credit facility in order to satisfy our liquidity needs after July 2, 2004.

         Senior Credit Facility and Trust Preferred Securities

         We use our borrowings under our senior credit facility to fund working capital requirements, capital expenditures and finance charges. Borrowings under our senior credit facility are secured by substantially all of our domestic assets. As of June 30, 2002, our senior credit facility consisted of a $70.0 million revolving credit facility and a $6.4 million term credit facility. Of this amount, $53.6 million was outstanding (including $2.3 million in outstanding letters of credit) and total borrowing availability was $22.8 million.

         At June 30, 2002, interest rates on outstanding indebtedness under the revolving credit facility ranged from 7.94% to 8.25%. Through December 31, 2001, borrowings were based on Prime Rate plus 3% for domestic borrowings or the Eurodollar rate plus 6% on foreign currency borrowings. After December 31, 2001 and through June 20, 2002, the Prime Rate increment increased to 3.5% and the Eurodollar rate increment increased to 6.5%. Subsequent to June 20, 2002, pursuant to the amended credit facility, the interest rates are as stated below under "Recapitalization - Bank Amendment." The amended facility requires commitment fees of 0.50% per annum payable quarterly on any unused portion of the revolving credit facility, an annual agency fee of $150,000, a 1% amendment fee paid June 20, 2002, and a 1% annual facility fee. The annual facility fee will be forgiven if the debt is paid in full and the credit facility is cancelled before the annual due dates.

         As a result of our financial performance in fiscal 2002, we were in default of certain financial covenants, including the minimum trailing twelve-month earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA") and maximum funded debt to EBITDA financial covenants under the facility. As of June 20, 2002, we entered into an amendment to the senior credit facility that, among other things, included a permanent waiver of these defaults and extended the facility's maturity date to July 2, 2004. See "Recapitalization - Bank Amendment" below. We also exceeded our capital expenditure limitation under the facility for the fourth quarter of fiscal 2002. We obtained a waiver from our lenders for our failure to comply with this provision. In addition, as a result of delays on several customer projects, we have breached the monthly EBITDA covenants under the facility during the second quarter of fiscal 2003. We have obtained a temporary waiver through January 15, 2003 for these breaches and are attempting to obtain a permanent waiver from our lenders for them. In addition, we are negotiating with our lenders to reset the monthly and quarterly EBITDA covenants to help us avoid breaching them again in the future. As part of the temporary waiver of the current defaults, our lenders have placed certain restrictions on the amount of funds we can access under the facility.

         On June 12, 1997, we completed a private placement to several institutional investors of $70.0 million of 7.16% convertible preferred securities ("TIDES"). The TIDES offering was made by our wholly-owned subsidiary trust, DT Capital Trust (the "Trust"). The TIDES represent undivided beneficial ownership interests in the Trust, the sole assets of which are the related aggregate principal amount of junior subordinated debentures issued by us that the Trust acquired with the proceeds of the TIDES offering. As originally structured, the TIDES were convertible at the option of the holders at any time into shares of our common stock at a conversion price of $38.75 per share. Furthermore, the TIDES holders were entitled to receive cash distributions at an annual rate of 7.16%, payable quarterly in arrears on the last day of each calendar quarter. In connection with the September 1999 amendment to our senior credit facility, we elected to defer distributions on the TIDES for up to five years. As of March 24, 2002, the date through which quarterly distributions on the TIDES were deferred, we had deferred $15.1 million of quarterly distributions on the TIDES.

         In connection with our financial recapitalization transaction that we completed on June 20, 2002 we restructured our agreement with the TIDES holders and, among other things, exchanged half of the outstanding TIDES, plus the deferred quarterly distributions on the TIDES, for 6,260,658 shares of our common stock. See "Recapitalization - TIDES Exchange" below. Therefore, there was $35.0 million of TIDES issued and outstanding as of June 30, 2002. We have guaranteed the payment of distributions and payments on liquidation of the Trust or the redemption of the TIDES. Through this guarantee, our junior subordinated debentures, the debentures' indenture and the Trust's declaration of trust, taken together, we have fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the TIDES. Thus, while the TIDES are not included in our liabilities for financial reporting purposes and instead appear on our consolidated balance sheet between liabilities and stockholders' equity, they represent obligations of DTI.

         Recapitalization

         On June 20, 2002, we consummated a major financial recapitalization transaction comprised of an amendment to our senior credit facility (the "Bank Amendment"), a restructuring of our TIDES securities (the "TIDES Exchange") and the sale of 7.0 million shares of our common stock for $3.20 per share in a private placement (the "Private Placement"). Each component of our financial recapitalization is described below.

         Bank Amendment

         Pursuant to the Bank Amendment:

            - our lenders permanently waived financial covenant defaults resulting from our financial performance in fiscal 2002;

            - the maturity date of our senior credit facility was extended from July 2, 2002 to July 2, 2004;

            - the total commitment under the facility was reduced to $76.4 million, comprised of a $70.0 million revolver and a $6.4 million term loan;

            - a monthly asset coverage test (65% of eligible accounts and 25% of eligible inventory) was established for all revolver advances in excess of $53.0 million; and

            - the interest rate was reset at the Eurodollar Rate plus 4% or the Prime Rate plus 3.5% for all revolver advances up to $53.0 million and the Prime Rate plus 4% for all revolver advances in excess of $53.0 million.

The Bank Amendment requires us to make pro rata reductions of the revolving loan commitment and term loan (1) of $1.5 million per quarter commencing on September 30, 2002, (2) as a result of excess cash flow (as defined in the credit facility agreement) for the fiscal year ending June 29, 2003, and (3) as a result of proceeds from equity issuances other than in connection with employee stock option exercises. The Bank Amendment also reset the financial covenants under the senior credit facility, including maintenance of minimum levels of EBITDA and quarterly net worth and maximum annual capital expenditures.

         TIDES Exchange

         As part of our financial recapitalization, we consummated the TIDES Exchange, whereby:

            - the TIDES holders exchanged $35.0 million of outstanding TIDES and $15.1 million of accrued and unpaid distributions thereon into 6,260,658 shares of common stock at a price of $8.00 per share;

            - the maturity date of the remaining $35.0 million of TIDES was shortened from May 31, 2012 to May 31, 2008;

            - the conversion price of the remaining TIDES was reduced from $38.75 per share to $14.00 per share;

            - the TIDES holders agreed to a "distribution holiday" pursuant to which distributions on the remaining TIDES will not accrue from April 1, 2002 through July 2, 2004; and

            - provided that we make the first distribution payment following the "distribution holiday," we will have the right from time to time to defer distributions on the TIDES through their maturity in 2008.

         We have the filed a registration statement on Form S-3 with the Commission to register the resale of the shares of common stock issued upon the exchange, and issuable upon our future conversion, of the trust preferred securities. We also granted the holders of the trust preferred securities as a group the right to appoint one representative to attend and observe meetings of our board of directors. This right will expire upon the conversion of all of the remaining trust preferred securities into shares of common stock. The holders of the trust preferred securities have agreed to not sell, transfer or otherwise dispose of our common stock for a period of 180 days following June 20, 2002.

         Private Placement

         As part of the financial recapitalization, we consummated a private placement to several stockholders of 7.0 million shares of our common stock at $3.20 per share. We used the proceeds of the offering to repay indebtedness of approximately $18.5 million under the senior credit facility and to pay transaction expenses of approximately $3.9 million. The registration statement on Form S-3 that we have filed with the Commission will also register the resale of these shares of common stock.

         Pursuant to the share purchase agreement for the Private Placement, we amended our Amended and Restated By-laws and our stock incentive plans to provide that, unless approved by the holders of a majority of the shares of our outstanding common stock, we will not:

            - grant stock options that have an exercise price less than the underlying stock's fair market value on the grant date;

            - reprice any outstanding stock options, including through the cancellation options and grant of replacement options with a lower exercise price or accelerated vesting schedule or restricted stock;

            - sell or issue any security convertible into, or exercisable or exchangeable for, shares of common stock having a conversion, exercise or exchange price per share that is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange; or

            - in general, enter into any equity line or agreement to sell common stock or any security convertible into, or exercisable or exchangeable for, shares of common stock at a purchase, conversion, exercise or exchange price per share that is fixed after the execution date of the agreement.

         These restrictions may make it more difficult for us to raise capital in the equity or debt markets in the future should we need to do so.

         Industrial Revenue Bonds

         On July 27, 1998, our wholly-owned subsidiary, Sencorp Systems, Inc. participated in the issuance of $7.0 million of Massachusetts Industrial Finance Agency Multi-Mode Industrial Development Revenue Bonds 1998 Series A (Bonds) to fund the expansion of our facility in Hyannis, Massachusetts. The Bonds were scheduled to mature July 1, 2023 and bore interest at a floating rate (4.7% as of June 30, 2002) determined weekly by Quick and Reilly, the bond remarketing agent. We were not in compliance with certain financial covenants in one of the bond documents as of March 24, 2002. In May 2002, we completed an amendment to the relevant bond document, providing, among other things, for the permanent waiver of the covenant defaults as of March 24, 2002 and requiring us to either replace, or deposit cash collateral equal to 110% of the face amount of, the letter of credit securing the Bonds on or prior to August 1, 2002.

         On June 25, 2002, we consummated a sale/leaseback transaction of the Hyannis facility, and informed the bond trustee of our intention to use the net proceeds thereof to prepay the $5 million outstanding balance of the Bonds on August 1, 2002. Accordingly, the bonds are classified as a current liability as of June 30, 2002. The Bonds were prepaid in full and retired on August 1, 2002.

         During fiscal 2002, we repaid $76.2 million in borrowings from the cash generated from operations, assets sales and the Private Placement.

Summary Disclosure About Contractual Obligations

         The following table reflects a summary of our contractual cash obligations as of June 30, 2002:

                                                                             Fiscal Year
                                           -------------------------------------------------------------------------------
                                           2003        2004         2005         2006         2007     Thereafter    Total
                                           ----        ----         ----         ----         ----     ----------    -----
                                                                           (in thousands)

     Long-term debt:
        Senior credit facility           $  6,000      $4,500     $40,787           --          --          --     $51,287
        Industrial Development Revenue
             Bonds(1)                       5,000          --          --           --          --          --       5,000
        Trust preferred securities             --          --          --           --          --     $35,000      35,000
        Capital lease obligations             234          --          --           --          --                     234
        Operating leases                    6,726       4,255      $2,720       $2,552       2,446       9,378      28,077
      Other long-term obligations:
        Deferred compensation
        arrangements                          136         136         136          136         136         484       1,164
        Pension obligations                    --          --          --           --          --                     668(2)
        Director's deferred                    --          --          --           --          --                     765(2)
        compensation
        Executive non-qualified
        retirement plan                        --          --          --           --          --          --         438(2)
        Severance arrangements              1,515          --          --           --          --                   1,515
                                          -------      ------     -------       ------      ------     -------     --------
                    Total:                $19,611      $8,891     $43,643       $2,688      $2,582     $44,862     $124,148
                                          =======      ======     =======       ======      ======     =======     ========

--------
(1) We entered into a sale/leaseback of our Hyannis Massachusetts facility in June 2002 and notified the Bond holders of our intent to prepay the outstanding balance on August 1, 2002. The Bonds were prepaid in full and retired on August 1, 2002.

(2) Amount pertains to contractual cash obligations for which there is no predetermined date of payment.

Backlog

         Our backlog is based upon customer purchase orders we believe are firm. As of June 30, 2002, we had $142.8 million of orders in backlog, which compares to a backlog of approximately $217.6 million as of June 24, 2001. Backlog by segment as of June 30, 2002 and June 24, 2001 was as follows:

                                                      June 30, 2002      June 24, 2001
                                                      -------------      -------------
         Material Processing                           $  54.7            $  57.2

                                                      June 30, 2002      June 24, 2001
                                                      -------------      -------------
         Precision Assembly                               23.9               38.1
         Packaging Systems                                14.9               17.3
         Assembly & Test                                  49.3               95.9
         Divested businesses                                --                9.1
                                                       -------            -------
                                                       $ 142.8            $ 217.6
                                                       =======            =======

         The decrease in backlog for the Precision Assembly and Assembly & Test segments reflects the high backlog of orders of automation systems at June 24, 2001 for a key customer in the electronics market. The decrease in backlog for the Assembly & Test segment from June 24, 2001 to June 30, 2002 also reflects the revenue recognition of approximately $10 million in fiscal 2002 on a $35 million diesel engine assembly, test and material handling system. The remaining backlog related to this project at June 30, 2002 was $8.1 million. We have not been able to replace the foregoing work because the soft economy has adversely affected capital spending in most of our other markets. The lower backlog also reflects some trends in the industry, including shorter lead times and the placement of smaller customer orders.

         The level of backlog at any particular time is not necessarily indicative of our future operating performance for any particular reporting period because we may not be able to recognize as sales the orders in our backlog when expected or at all due to various contingencies, many of which are beyond our control. For example, many purchase orders are subject to cancellation by the customer upon notification. Certain orders are also subject to delays in completion and shipment at the request of the customer. However, our contracts normally provide for cancellation and/or delay charges that require the customer to reimburse us for costs actually incurred and a portion of the quoted profit margin on the project. We believe most of the orders in our backlog as of June 30, 2002 will be recognized as sales during fiscal 2003.

Foreign Operations

         Our primary foreign operations are conducted through subsidiaries in the United Kingdom and Germany. Our Canadian subsidiary was closed in August 2002. The functional currencies of these subsidiaries are the currencies native to the specific country in which the subsidiary is located. Foreign operations accounted for approximately $57.9 million, $72.4 million and $85.8 million of our net sales in fiscal 2002, 2001 and 2000, respectively. Loss from operations for our foreign operations were $6.0 million, $14.2 million and $2.8 million in fiscal 2002, 2001 and 2000, respectively.

Customers

         The majority of our sales are attributable to repeat customers, some of which have been our customers (including acquired businesses) for over twenty years. We believe this repeat business is indicative of our engineering capabilities, the quality of our products and overall customer satisfaction. We have historically generated a substantial portion of our net sales from a relatively small number of customers. For example, Hewlett-Packard Company accounted for approximately 31% and 28% of our consolidated net sales during fiscal 2002 and 2001, respectively. Hewlett-Packard Company also accounted for approximately 30%, 77% and 15% of our Material Processing, Precision Assembly and Assembly & Test segments' net sales in fiscal 2002, respectively, and 11%, 79% and 20% of net sales for these segments in fiscal 2001, respectively. In addition, in fiscal 2002 DaimlerChrysler Corporation and Detroit Diesel Corporation accounted for approximately 15% and 10% of our Assembly & Test segment's net sales, respectively, and Corning, Inc. accounted for approximately 10% of our Material Processing segment's net sales. In fiscal 2001, Goodyear Tire & Rubber Company and DaimlerChrysler Corporation accounted for approximately 30% and 15% of our Material Processing and Assembly & Test segments' net sales, respectively. No other customer accounted for 10% or more of our consolidated net sales or of any of our operating segment's net sales during fiscal 2002.

         We do not expect to recognize a similar amount of revenues on several projects for these significant customers in fiscal 2003 because those projects were substantially completed prior to the end of fiscal 2002. To the extent we are not able to replace these projects with purchase orders from these or other customers, including, without limitation, as a result of continued softness in the economy, our net sales in fiscal 2003 could be materially adversely affected.

New Accounting Pronouncements

         Asset Retirement Obligations

         In June 2001, the Financial Accounting Standards Board (FASB) approved Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. This Statement is effective for us in fiscal 2003. We do not expect this Statement to have a material impact on our financial position or results of operation.

         Impairment or Disposal of Long-Lived Assets

         In August 2001, the FASB issued Statement of Financial Account Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of SFAS 144 is to establish one accounting model for long-lived assets to be disposed of by sale. The provisions of this Statement are effective for us in fiscal 2003. We do not expect this Statement to have a material impact on our financial position or results of operations.

         Rescission of Prior Statements

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" (SFAS 145). SFAS 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets for Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The provisions of this Statement are effective for us in fiscal 2003. We do not expect this Statement to have a material impact on our financial position or result of operations. Certain extraordinary losses related to the extinguishment and refinancing of debt during fiscal 1998 have been recast to be included in the determination of net income in such years.

         Costs Associated with Exit or Disposal Activities

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 addresses financial accounting and reporting costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, at which date we will adopt such provisions.

                              DT INDUSTRIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of PricewaterhouseCoopers LLP, independent public
  accountants...............................................    4
Consolidated Balance Sheets as of June 30, 2002 and June 24,
  2001 (As Restated)........................................    5
Consolidated Statement of Operations for the Fiscal Years
  Ended June 30, 2002, June 24, 2001 (As Restated) and June
  25, 2000 (As Restated)....................................    6
Consolidated Statement of Changes in Stockholders' Equity
  for the Fiscal Years Ended June 30, 2002, June 24, 2001
  (As Restated) and June 25, 2000 (As Restated).............    7
Consolidated Statement of Cash Flows for the Fiscal Years
  Ended June 30, 2002, June 24, 2001 (As Restated) and June
  25, 2000 (As Restated)....................................    8
Notes to Consolidated Financial Statements..................    9

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of DT Industries, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows, after the restatement described in Notes 1 and 16, present fairly, in all material respects, the financial position of DT Industries, Inc. and its subsidiaries at June 30, 2002 and June 24, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective June 25, 2001.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri

August 22, 2002, except for Notes 10 and 15
which are as of December 4, 2002

                          CONSOLIDATED BALANCE SHEETS

                                                                                  JUNE 24,
                                                                                    2001
                                                              JUNE 30,           AS RESTATED
                                                                2002          (NOTES 1 AND 16)
                                                              ---------       -----------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 18,847            $  5,505
  Accounts receivable, net..................................    54,936              70,774
  Costs and estimated earnings in excess of amounts billed
     on uncompleted contracts...............................    29,288              85,805
  Inventories, net..........................................    26,777              40,865
  Prepaid expenses and other................................     8,809              14,665
                                                              --------            --------
     Total current assets...................................   138,657             217,614
Property, plant and equipment, net..........................    37,329              62,463
Goodwill, net...............................................   125,538             123,767
Other assets, net...........................................     6,886               6,830
                                                              --------            --------
                                                              $308,410            $410,674
                                                              ========            ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of other long-term debt...................  $  5,140            $    651
  Senior secured term and revolving credit facility.........     6,000              35,500
  Accounts payable..........................................    21,049              40,917
  Customer advances.........................................    13,124              16,809
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    12,020               8,842
  Accrued liabilities.......................................    29,595              37,143
                                                              --------            --------
     Total current liabilities..............................    86,928             139,862
                                                              --------            --------
Long-term debt..............................................    45,381              96,571
Other long-term liabilities.................................     3,285               3,778
                                                              --------            --------
                                                                48,666             100,349
                                                              --------            --------
Commitments and contingencies (Note 9)
Company-obligated, mandatorily redeemable convertible
  preferred securities of subsidiary DT Capital Trust
  holding solely convertible junior subordinated debentures
  of the Company............................................    35,401              80,652
                                                              --------            --------
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,500,000 shares
     authorized; no shares issued and outstanding...........        --                  --
  Common stock, $0.01 par value; 100,000,000 shares
     authorized; 23,647,932 and 10,337,274 shares
     outstanding at June 30, 2002 and June 24, 2001,
     respectively...........................................       246                 113
  Additional paid-in capital................................   188,546             127,853
  Accumulated deficit.......................................   (25,922)            (10,992)
  Accumulated other comprehensive loss......................    (1,918)             (2,058)
  Unearned portion of restricted stock......................      (470)               (661)
  Less --
     Treasury stock (988,488 and 1,038,488 shares at June
       30, 2002 and June 24, 2001, respectively), at cost...   (23,067)            (24,444)
                                                              --------            --------
     Total stockholders' equity.............................   137,415              89,811
                                                              --------            --------
                                                              $308,410            $410,674
                                                              ========            ========

          See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   FISCAL YEAR ENDED
                                                   -------------------------------------------------
                                                                     JUNE 24,           JUNE 25,
                                                                       2001               2000
                                                    JUNE 30,       AS RESTATED        AS RESTATED
                                                      2002       (NOTES 1 AND 16)   (NOTES 1 AND 16)
                                                   -----------   ----------------   ----------------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales........................................  $   326,276     $   511,102        $   464,285
Cost of sales....................................      261,011         437,017            375,418
                                                   -----------     -----------        -----------
Gross profit.....................................       65,265          74,085             88,867
Selling, general and administrative expenses.....       55,603          90,494             79,852
Goodwill impairment (Note 10)....................           --          38,219                 --
Restructuring charge (Note 14)...................       10,332           3,694                 --
Net loss on disposal of assets (Note 3)..........        1,128           8,473                 --
                                                   -----------     -----------        -----------
Operating income (loss)..........................       (1,798)        (66,795)             9,015
Interest expense, net............................       12,198          14,891             10,305
Dividends on Company-obligated, mandatorily
  redeemable convertible preferred securities of
  subsidiary DT Capital Trust holding solely
  convertible junior subordinated debentures of
  the Company....................................        4,834           5,506              5,146
                                                   -----------     -----------        -----------
Loss before benefit for income taxes.............      (18,830)        (87,192)            (6,436)
Benefit for income taxes.........................       (3,900)        (14,120)              (983)
                                                   -----------     -----------        -----------
Net loss.........................................  $   (14,930)    $   (73,072)       $    (5,453)
Gain on conversion of trust preferred securities,
  net of tax.....................................       16,587              --                 --
                                                   -----------     -----------        -----------
Income (loss) available to common stockholders...  $     1,657     $   (73,072)       $    (5,453)
                                                   ===========     ===========        ===========
Income (loss) available to common stockholders
  per common share:
  Basic..........................................  $      0.15     $     (7.18)       $     (0.54)
  Diluted........................................  $      0.15     $     (7.18)       $     (0.54)
                                                   ===========     ===========        ===========
Weighted average common shares outstanding:
  Basic..........................................   10,733,249      10,172,811         10,107,274
  Diluted........................................   10,750,743      10,172,811         10,107,274

          See accompanying Notes to Consolidated Financial Statements.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                  RETAINED      ACCUMULATED                                      UNEARNED
                                 EARNINGS/         OTHER                ADDITIONAL              PORTION OF       TOTAL
                                (ACCUMULATED   COMPREHENSIVE   COMMON    PAID-IN     TREASURY   RESTRICTED   STOCKHOLDERS'
                                  DEFICIT)         LOSS        STOCK     CAPITAL      STOCK       STOCK         EQUITY
                                ------------   -------------   ------   ----------   --------   ----------   -------------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
BALANCE, JUNE 27, 1999 -- AS
  RESTATED (NOTES 1 AND 16)...    $ 67,533        $(1,375)      $113     $133,348    $(30,778)    $  --        $168,841
Comprehensive loss:
  Net loss....................      (5,453)
  Foreign currency
    translation...............                       (603)
    Total comprehensive
      loss....................                                                                                   (6,056)
                                  --------        -------       ----     --------    --------     -----        --------
BALANCE, JUNE 25, 2000 -- AS
  RESTATED (NOTES 1 AND 16)...      62,080         (1,978)       113      133,348     (30,778)       --         162,785
                                  --------        -------       ----     --------    --------     -----        --------
Comprehensive loss:
  Net loss....................     (73,072)
  Foreign currency
    translation...............                        (80)
    Total comprehensive
      loss....................                                                                                  (73,152)
Issuance of 230,000 shares of
  restricted stock to
  executive management........                                             (5,567)      6,334      (767)             --
Amortization of earned portion
  of restricted stock.........                                                                      106             106
Payment on stock subscriptions
  receivable..................                                                 72                                    72
                                  --------        -------       ----     --------    --------     -----        --------
BALANCE, JUNE 24, 2001 -- AS
  RESTATED (NOTES 1 AND 16)...     (10,992)        (2,058)       113      127,853     (24,444)     (661)         89,811
                                  --------        -------       ----     --------    --------     -----        --------
Comprehensive loss:
  Net loss....................     (14,930)
  Foreign currency
    translation...............                        140
    Total comprehensive
      loss....................                                                                                  (14,790)
Gain on conversion of trust
  preferred securities, net of
  tax.........................                                             16,587                                16,587
Issuance of 50,000 shares of
  restricted stock to
  executive management........                                             (1,064)      1,377      (313)             --
Amortization of earned portion
  of restricted stock.........                                                                      504             504
Issuance of 7,000,000 shares
  of common stock at $3.20 per
  share in offering, net of
  transaction fees............                                    70       21,128                                21,198
Issuance of 6,260,658 shares
  of common stock in exchange
  for trust preferred
  securities and distributions
  thereon, net of transaction
  fees........................                                    63       24,007                                24,070
Payments on stock
  subscriptions receivable....                                                 35                                    35
                                  --------        -------       ----     --------    --------     -----        --------
BALANCE, JUNE 30, 2002........    $(25,922)       $(1,918)      $246     $188,546    $(23,067)    $(470)       $137,415
                                  ========        =======       ====     ========    ========     =====        ========

          See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            FISCAL YEAR ENDED
                                                              ----------------------------------------------
                                                                          JUNE 24, 2001      JUNE 25, 2000
                                                              JUNE 30,     AS RESTATED        AS RESTATED
                                                                2002     (NOTES 1 AND 16)   (NOTES 1 AND 16)
                                                              --------   ----------------   ----------------
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(14,930)      $(73,072)          $ (5,453)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation............................................     6,466          9,240             10,300
    Amortization............................................     3,339          7,163              6,160
    Deferred income tax provision...........................      (579)       (14,045)             4,092
    Goodwill impairment (Note 10)...........................        --         38,219                 --
    Net loss on disposal of assets (Note 3).................     1,128          8,473                 --
    Other asset write-downs.................................     2,940          1,457                 --
    Deferral of dividends on convertible trust preferred
      securities............................................     4,834          5,506              5,146
  (Increase) decrease in current assets, excluding the
    effect of acquisitions/dispositions:
    Accounts receivable.....................................    10,431         13,391             (8,918)
    Costs and estimated earnings in excess of amounts billed
      on uncompleted contracts..............................    57,116        (20,274)           (27,792)
    Inventories.............................................     8,167         10,310             (1,705)
    Prepaid expenses and other..............................     1,684          7,549             (1,573)
  Increase (decrease) in current liabilities, excluding the
    effect of acquisitions/dispositions:
    Accounts payable........................................   (15,990)        (6,272)             9,682
    Customer advances.......................................    (3,606)         2,836               (341)
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................     2,579          1,309                696
    Accrued liabilities and other...........................    (8,155)          (403)            (4,624)
                                                              --------       --------           --------
         Net cash provided by (used in) operating
           activities.......................................    55,424         (8,613)           (14,330)
                                                              --------       --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures....................................    (2,923)        (3,178)            (6,731)
    Acquisition of C.E. King net assets.....................                       --             (2,116)
    Proceeds from the disposal of assets (Note 3)...........    24,465          2,049                 --
    Other...................................................        --             (7)              (620)
                                                              --------       --------           --------
         Net cash provided by (used in) investing
           activities.......................................    21,542         (1,136)            (9,467)
                                                              --------       --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings from (repayments of) revolving loans.....   (75,257)        10,494             26,083
    Payments on borrowings..................................    (4,403)        (1,661)              (489)
    Financing costs.........................................    (5,932)        (1,547)            (1,296)
    Net proceeds from equity transactions...................    21,233             72                 --
                                                              --------       --------           --------
         Net cash provided by (used in) financing
           activities.......................................   (64,359)         7,358             24,298
                                                              --------       --------           --------
Effect of exchange rate changes.............................       735           (809)            (2,283)
                                                              --------       --------           --------
Net increase (decrease) in cash.............................    13,342         (3,200)            (1,782)
Cash and cash equivalents at beginning of period............     5,505          8,705             10,487
                                                              --------       --------           --------
Cash and cash equivalents at end of period..................  $ 18,847       $  5,505           $  8,705
                                                              ========       ========           ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid (received) during the period for:
    Interest................................................  $  8,981       $ 12,515           $  9,809
    Income taxes............................................  $ (2,430)      $ (1,737)          $   (423)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
The Company purchased C. E. King in fiscal 2000.

                                                                            FISCAL YEAR ENDED
                                                              ----------------------------------------------
                                                              JUNE 30,       JUNE 24,           JUNE 25,
                                                                2002           2001               2000
                                                              --------   ----------------   ----------------
Fair value of assets acquired...............................       --             --            $ 1,856
Fair value assigned to goodwill.............................       --             --                915
Cash paid...................................................       --             --             (2,116)
                                                              -------        -------            -------
Liabilities assumed.........................................       --             --            $   655
                                                              =======        =======            =======

See Note 1 for discussion of the financial recapitalization transaction that occurred in June 2002 wherein certain of the outstanding TIDES and all accrued and unpaid distributions were exchanged for common shares of the Company.
          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- BUSINESS

     DT Industries, Inc. (DTI or the Company) is an engineering-driven designer, manufacturer and integrator of automated production equipment and systems used to manufacture, test or package a variety of industrial and consumer products. Through fiscal 2002, the Company marketed its products through two primary segments: Automation and Packaging. The Company's operations are located in North America and Europe, but its products are sold throughout the world.

    Recent Restatement of Historical Financial Results

     As publicly announced on August 6, 2002 (prior to the public announcement of our consolidated financial results for the fiscal year ended June 30, 2002), we discovered that we were required to make accounting adjustments to our previously reported audited consolidated financial results for the fiscal years ended June 24, 2001, June 25, 2000 and June 27, 1999, as well as our previously reported unaudited consolidated financial results for the first three fiscal quarters of 2002, due to an overstatement of the balance sheet account entitled costs and estimated earnings in excess of amounts billed on uncompleted contracts ("CIE"). The CIE balance is comprised of estimated gross margins recognized to date plus actual work-in-process costs incurred to date less billings/deposits to date. The overstatement of CIE occurred at our Assembly Machines, Inc. ("AMI") subsidiary, a small facility located in Erie, Pennsylvania that has historically been part of our Automation segment. This CIE overstatement resulted in a corresponding understatement of cost of sales because CIE represents project costs that have been expended, but are still available to be billed; therefore, the overstatement in CIE included available to bill amounts that should have been expensed to cost of sales in prior periods. The cumulative amount of the accounting adjustments increased the aggregate pre-tax loss reported during the impacted periods by $6.5 million and increased the aggregate net loss after taxes reported during the impacted periods by $4.2 million. Our restated audited consolidated financial statements as of, and for the fiscal year ended, June 24, 2001 and our restated audited consolidated statement of operations, changes in stockholders' equity and cash flows for the year ended June 25, 2000 are included on pages F-3 through F-6 and
Note 16 to the audited consolidated financial statements included herein. Restated selected consolidated financial data for those two fiscal years, as well as the fiscal year ended June 27, 1999, is included under "Item 6. Selected Financial Data." Restated unaudited consolidated quarterly financial data for the fiscal years ended June 30, 2002 and June 24, 2001 is included in Note 17 to the audited consolidated financial statements included herein.

     The Company discovered the accounting adjustments while beginning the transfer of the sales and accounting functions at AMI to our DT Precision Assembly segment headquarters in Buffalo Grove, Illinois in connection with the reorganization of the Company's operations described in Note 15. The Board of Directors authorized the Audit and Finance Committee to conduct an independent investigation, with the assistance of special counsel retained by the Committee, to identify the causes of these accounting adjustments. The Committee retained Katten Muchin Zavis Rosenman ("KMZR") as special counsel, and KMZR engaged an independent accounting firm to assist in the investigation. In addition, the Company investigated whether similar issues existed at any other subsidiaries. As a result of the investigations, the Company believes that the accounting issues were confined to AMI and determined that the misstatement of the CIE account at AMI was primarily the result of the former controller of AMI, without instruction from, or the knowledge of, Company management, (1) failing to properly account for manufacturing variances, (2) adding inappropriate costs to work-in-process amounts, (3) understating amounts billed and/or customer deposits and (4) failing to recognize certain losses, in each case on various projects during the relevant time period. Using these miscalculations of CIE, the former AMI controller made incorrect journal entries that were recorded in the books and records of AMI.

    Recapitalization

     On June 20, 2002, the Company consummated a major financial recapitalization transaction comprised of an amendment to its senior credit facility (the "Bank Amendment"), a restructuring of its TIDES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

securities (the "TIDES Exchange") and the sale of 7.0 million shares of its common stock for $3.20 per share in a private placement (the "Private Placement"). Each component of the financial recapitalization is described below.

    Bank Amendment

     Pursuant to the Bank Amendment:

     - the Company's lenders permanently waived previous financial covenant defaults resulting from its financial performance in fiscal 2002;

     - the maturity date of the Company's senior credit facility was extended from July 2, 2002 to July 2, 2004;

     - the total commitment under the facility was reduced to $76.4 million, comprised of a $70.0 million revolver and a $6.4 million term loan;

     - a monthly asset coverage test (65% of eligible accounts and 25% of eligible inventory) was established for all revolver advances in excess of $53.0 million;

     - the interest rate was reset at the Eurodollar Rate plus 4% or the Prime Rate plus 3.5% for all revolver advances up to $53.0 million and the Prime Rate plus 4% for all revolver advances in excess of $53.0 million; and

     - $1,500 quarterly pro rata reductions of the revolving loan commitment and term loan are required during fiscal 2003.

See Note 4 for additional information on the Bank Amendment.

    TIDES Exchange

     As part of the financial recapitalization, the Company consummated the TIDES Exchange, whereby:

     - the TIDES holders exchanged $35.0 million of outstanding TIDES and $15.1 million of accrued and unpaid distribution thereon into 6,260,658 shares of common stock of the Company at a price of $8.00 per share;

     - the maturity date of the remaining $35.0 million of TIDES was shortened from May 31, 2012 to May 31, 2008;

     - the conversion price of the remaining TIDES was reduced from $38.75 per share to $14.00 per share;

     - the TIDES holders agreed to a "distribution holiday" pursuant to which distributions on the remaining TIDES will not accrue from April 1, 2002 through July 2, 2004; and

     - provided that the Company make the first distribution payment following the "distribution holiday," it will have the right from time to time to defer distributions on the TIDES through their maturity in 2008.

See Note 5 for additional information on the TIDES Exchange.

    Private Placement

     On June 20, 2002, the Company consummated the Private Placement to several stockholders of 7.0 million shares of its common stock at $3.20 per share. The Company used the proceeds of this offering to repay indebtedness of approximately $18.5 million under the Company's senior credit facility and to pay transaction expenses of approximately $3.9 million.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies utilized by the Company in the preparation of the financial statements conform to accounting principles generally accepted in the United States, and require that management make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual amounts could differ from these estimates.

     During fiscal 2002, the Company changed its policy regarding the classification of unpaid progress billings on the balance sheet. Under the new policy, unpaid progress billings are now included in accounts receivable but were previously included in costs and estimated earnings in excess of amounts billed on uncompleted contracts on the balance sheet. As a result of this change in policy, a reclassification of $25,859 was made to the June 24, 2001 balance sheet that increased accounts receivable and decreased costs and estimated earnings in excess of amounts billed on uncompleted contracts. Certain other reclassifications have been made to prior year financial statements for comparative purposes. These reclassifications had no effect on net losses.

     The significant accounting policies followed by the Company are described below.

    Revenue Recognition

     Almost all of the Company's net sales are derived from the sale and installation of equipment and systems primarily under fixed-price contracts. The Company also derives net sales from the sale of spare and replacement parts and servicing installed equipment and systems. The Company recognizes revenue under the percentage of completion method or upon delivery and acceptance in accordance with SAB 101.

     The Company principally utilizes the percentage of completion method of accounting to recognize revenues and related costs for the sale and installation of equipment and systems pursuant to customer contracts. These contracts are typically engineering-driven design and build contracts of automated production equipment and systems used to manufacture, test or package a variety of industrial and consumer products. These contracts are generally for large dollar amounts and require a significant amount of labor hours with durations ranging from three months to over a year. Under the percentage of completion method, revenues and related costs are measured based on the ratio of engineering and manufacturing hours incurred to date compared to total estimated engineering and manufacturing labor hours. Any revisions in the estimated total costs of the contracts during the course of the work are reflected when the facts that require the revisions become known.

     For those contracts accounted for in accordance with SAB 101, revenue is recognized upon shipment (FOB shipping point). The Company utilizes this method of revenue recognition for products produced in a standard manufacturing operation whereby the product is built according to pre-existing bills of materials, with some customisation occurring. These contracts are typically of shorter duration (one to three months) and have smaller contract values. The revenue recognition for these products follows the terms of the contracts, which calls for transfer of title at time of shipment after factory acceptance tests with the customer. If installation of the products is included in the contracts, revenue for the installation portion of the contract is recognized when installation is complete.

     Costs and related expenses to manufacture products, primarily labor, materials and overhead, are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     A summary of revenues by fiscal year recognized under the two methods of accounting is as follows:

                                                               FISCAL YEAR ENDED
                                                 ----------------------------------------------
                                                 JUNE 30, 2002   JUNE 24, 2001   JUNE 25, 2000
                                                 -------------   -------------   --------------
Percentage of completion.......................    $223,650        $374,167         $306,716
Delivery and acceptance under SAB 101..........     102,626         136,935          157,569
                                                   --------        --------         --------
     Total.....................................    $326,276        $511,102         $464,285
                                                   ========        ========         ========

     Progress billings and cash deposits received from customers on contracts in process recognized under percentage of completion accounting method are reflected as costs and estimated earnings in excess of amounts billed on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts in the consolidated balance sheet. Progress billings and cash deposits received from customers on contracts in process recognized upon delivery and acceptance are reflected as customer advances in the consolidated balance sheet. Costs and estimated earnings in excess of amounts billed on uncompleted contracts represent costs and earnings recognized in excess of customer advances billed or collected. Billings in excess of costs and estimated earnings on uncompleted contracts represent customer advances received in excess of costs incurred and earnings recognized. See Note 12 for additional information.

    Capitalization of Certain Engineering Costs

     The Company capitalizes the initial engineering costs on multiple systems orders and amortizes these costs to systems in backlog concurrent with recognition of revenue on such systems. The Company did not capitalize any engineering costs in fiscal 2002. During fiscal 2001, the Company capitalized approximately $2,400 of initial engineering costs of which approximately $1,300 remained unamortized as of June 24, 2001. The remaining $1,300 was amortized during fiscal 2002.

    Warranty Accrual

     The Company routinely incurs warranty cost after projects are installed and closed. The Company records these costs as warranty charges and are included in cost of sales. Warranty costs are estimated at the time a project is closed based on the Company's historical warranty experience and consideration of any known warranty issues.

    Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    Foreign Currency Translation

     The accounts of the Company's foreign subsidiaries are maintained in their respective local currencies. The accompanying consolidated financial statements have been translated and adjusted to reflect U.S. dollars on the basis presented below.

     Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Adjustments resulting from the process of translating the consolidated amounts into U.S. dollars are accumulated in a separate translation adjustment account, included in stockholders' equity. Common stock and additional paid-in capital are translated at historical U.S. dollar equivalents in effect at the date of acquisition. Foreign currency transaction

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

gains and losses are included in earnings currently. Foreign currency transaction gains and losses were not material for all periods presented.

    Cash and Cash Equivalents

     All highly liquid debt instruments purchased with original maturities of three months or less are classified as cash equivalents. As of June 30, 2002, the Company had $5,493 of cash received upon the sale of the Hyannis, Massachusetts facility that was restricted for the prepayment of the Sencorp Industrial Revenue Bonds that were paid in full in August 2002. See Note 4 for additional information.

    Concentrations of Credit Risk and Allowance for Doubtful Accounts

     The Company sells its production equipment and systems to a range of manufacturing companies. However, historically the Company's top five customers have accounted for at least 25% of the Company's consolidated net sales. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, although many customers pay deposits to the Company prior to shipment of its products. The Company monitors its exposure at each balance sheet date and adjusts the allowance account for amounts estimated to be uncollectible. The Company maintains a specific policy for its allowance for doubtful accounts as it relates to significantly past due receivables and requires amounts to be reserved for unless certain indicators from the customer exist that indicate future payments will be made. At June 30, 2002, the Company had trade receivables from a significant Automation segment customer of $19,262, most of which was collected subsequent to year-end.

    Inventories

     Inventories are stated at the lower of cost, which approximates the first-in, first out (FIFO) method, or market. Inventories include the cost of materials, direct labor and manufacturing overhead.

     Obsolete or unsalable inventories are reflected at their estimated realizable values. Obsolescence is determined by analyzing historical and forecasted future usage and/or inventory aging. Inventory that has not had activity during the past year is fully reserved. The portion of the reserve related to excess inventory is determined by analyzing historical and forecasted usage against the amount of inventory on hand.

    Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 39.5 years.

     Expenditures for repairs, maintenance and renewals are expensed as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

    Goodwill and Intangible Assets

     In June 2001, the Financial Accounting Standards Board (FASB) approved Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 addresses the financial accounting and reporting for goodwill and other intangible assets subsequent to their initial recognition. Among the new requirements of SFAS 142 are:

     - Goodwill and indefinite-lived intangible assets will no longer be amortized;

     - Goodwill and indefinite-lived intangible assets will be tested for impairment at the reporting unit level annually;

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     - The amortization period of intangible assets that have finite lives will no longer be limited to 40 years; and

     - Additional financial statement disclosures about goodwill and intangible assets will be required.

     SFAS 142 is effective for fiscal years beginning after December 15, 2001, however, early adoption was permitted in certain instances. In the first quarter of fiscal 2002, the Company elected to early-adopt the provisions of SFAS 142. Discontinuance of goodwill amortization reduced pre-tax amortization expense by $5,287 in fiscal 2002. The carrying value of goodwill will continue to be assessed for recoverability by management at least on an annual basis. See Note 10 for additional information.

    Environmental Liabilities

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action.

    Research and Development

     Research and development costs are expensed as incurred. These costs approximated $3,445, $2,785 and $4,907 in fiscal 2002, 2001 and 2000, respectively, and are included as selling, general, and administrative expenses in the accompanying consolidated statement of operations.

    Fair Value of Financial Instruments

     For purposes of financial reporting, the Company has determined the fair value of financial instruments approximates book value at June 30, 2002, based on terms currently available to the Company in financial markets.

    Income Taxes

     The Company files a consolidated federal income tax return which includes its domestic subsidiaries. The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted laws to determine the amount of taxes payable currently or in future years. Deferred income taxes are provided for temporary differences between the income tax bases of assets and liabilities, and their carrying amounts for financial reporting purposes.

    Earnings Per Share

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128) requires the computation of basic (Basic EPS) and diluted (Diluted
EPS) earnings per share. Basic EPS is based on the weighted average number of outstanding common shares during the period but does not consider dilution for potentially dilutive securities.

    Employee Stock-Based Compensation

     The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, the Company applies the intrinsic value method of accounting. For employee stock options accounted for using the intrinsic value method, no compensation expense is recognized because the options are granted with an exercise price equal

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

to the market value of the stock on the date of grant. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123) prescribes the recognition of compensation expense based on the fair value of options or stock awards determined on the date of grant. However, SFAS 123 allows companies to continue to apply the valuation methods set forth in APB 25. For companies that continue to apply the valuation methods set forth in APB 25, SFAS 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 8 for additional information.

    Comprehensive Income

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires the disclosure of the components of comprehensive income or loss in the financial statements. The components of comprehensive income (loss) included in the Company's financial statements are net loss and foreign currency translation, which are disclosed in the consolidated statement of changes in stockholders' equity.

    Fiscal Year

     The Company uses a 52-53 week fiscal year that ends on the last Sunday in June.

    Accounting Pronouncements

    Asset Retirement Obligations

     In June 2001, the FASB approved Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. This statement is effective for the Company in fiscal 2003. The Company does not expect this statement to have a material impact on its financial position or results of operation.

    Impairment or Disposal of Long-Lived Assets

     In August 2001, the FASB issued Statement of Financial Account Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of FAS 144 is to establish one accounting model for long-lived assets to be disposed of by sale. The provisions of this statement are effective for the Company in fiscal 2003. The Company does not expect this statement to have a material impact on its financial position or results of operations.

    Rescission of Prior Statements

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" (SFAS 145). SFAS 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets for Motor Carriers." This statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

similar to sale-leaseback transactions. The provisions of this statement are effective for the Company in fiscal 2003. The Company does not expect this statement to have a material impact on its financial position or result of operations.

    Costs Associated with Exit or Disposal Activities

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 addresses financial accounting and reporting costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the Board in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, at which date the Company will adopt such provisions.

NOTE 3 -- ACQUISITIONS AND DISPOSITIONS

    Acquisitions

     In July 1999, the Company acquired C.E. King for a net cash purchase price of $2,116. This acquisition was accounted for under the purchase method of accounting and financed primarily through bank borrowings, resulting in an increase in the Company's debt. Results of operations of C.E. King have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of the acquisition was allocated to the assets and liabilities acquired, based on their estimated fair value at the date of acquisition. The excess of purchase price over the estimated fair value of net assets acquired was recorded as goodwill.

    Dispositions

     The following table summarizes certain information regarding the Company's disposal of assets during the past three fiscal years:

                                                                       NET CASH    GAIN OR (LOSS)
DATE OF SALE                      BUSINESS OR ASSET                    PROCEEDS      ON DISPOSAL
------------      --------------------------------------------------   --------   -----------------
SALES OCCURRING DURING FISCAL YEAR ENDED JUNE 24, 2001
January 2001...   Corporate airplane                                   $ 1,465         $   640
March 2001.....   Vanguard Technical Solutions, Inc. (Vanguard)            523          (1,249)
SALES OCCURRING DURING FISCAL YEAR ENDED JUNE 30, 2002
June 2001......   Detroit Tool Metal Products Co. (DTMP)               $14,250         $(1,618)
July 2001......   Scheu & Kniss (S&K)                                    3,939          (6,200)
October 2001...   Hansford Parts and Products (HPP)                        622              --
June 2002......   Hyannis, Massachusetts facility                        5,524          (1,128)

     The losses on the sale of DTMP and S&K are reflected in the net loss on disposal of assets line on the consolidated statement of operations for the fiscal year ended June 24, 2001. Included in current assets,

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

property plant and equipment, and current liabilities as of June 24, 2001 were $11,585, $13,224 and $6,596, respectively, of the amounts disposed of subsequent to fiscal 2001 year end related to the sale of DTMP and S&K.

     The net sales and operating loss of HPP in fiscal 2002 were $792 and $129, respectively. The combined net sales and operating profit of Vanguard, DTMP, S&K and HPP in fiscal 2001 were $46,335 and $1,124, respectively.

     In the fourth quarter of fiscal 2002, the Company entered into a sale/leaseback agreement for the Hyannis, Massachusetts facility and recorded a net loss on disposal of the assets of $1,128. In conjunction with the agreement, the Company removed the facility, which had a carrying value of $6,502 at June 30, 2002, from the accounting records and recorded the cash proceeds of approximately $5,493. Using the cash proceeds, on August 1, 2002, the Company prepaid the Industrial Revenue Bonds of $5,000 that were issued in 1998 to fund the expansion of the facility. See Note 4 for additional information. The Company will have lease expense, on a go-foward basis, of approximately $800 annually.

NOTE 4 -- FINANCING

     Long-term debt consisted of the following at the end of the last two fiscal years:

                                                              JUNE 30,   JUNE 24,
                                                                2002       2001
                                                              --------   --------
Term and revolving loans under senior credit facility:
  Term loan.................................................  $ 6,441    $  9,888
  Revolving loans...........................................   44,846     115,255
Foreign currency denominated revolving credit facilities....       --       1,459
Other long-term debt........................................    5,234       6,120
                                                              -------    --------
                                                               56,521     132,722
Less -- current portion of senior credit facility...........    6,000      35,500
Less -- current portions of other long-term debt............    5,140         651
                                                              -------    --------
                                                              $45,381    $ 96,571
                                                              =======    ========

     On June 20, 2002, the Company extended the senior credit facility, which was scheduled to mature on July 2, 2002, through an amendment to the term and revolving loan agreement. The amended agreement calls for periodic reductions in both its revolving credit facility and term commitments. Significant terms of the amended agreement are:

     - Extended the maturity of the agreement to July 2, 2004;

     - Waived certain existing defaults of covenants through the end of June 2002, and established new financial covenants through the end of June 2004;

     - Requires $1,500 quarterly scheduled commitment reductions beginning September 30, 2002, prorated between the term and revolving loan commitments through June 2004;

     - The total commitment of the term loan remained at $6,441 and the revolver was reduced to $70,000 from $83,700;

     - Requires all advances under the revolver and letters of credit issued in excess of $53,000 (priority advances) to be subject to a monthly asset coverage test comprised of 65% of eligible accounts receivable and 25% of eligible inventory. Eligible accounts receivable exclude amounts over 90 days past invoice date, progress billings, foreign receivables of domestic subsidiaries (unless covered by a letter of credit or the debtor maintains a credit rating of BBB+, determined by Standard & Poor's

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

       Rating Service or Baa2, determined by Moody's Investors Service), receivables of foreign subsidiaries and receivables subject to any security interest. Eligible inventory excludes inventory not located in the United States, work-in-process, excess and obsolete inventory reserves, and inventory subject to any security interest. At June 30, 2002, the asset coverage was sufficient to have the full $17,000 of priority advances available and there were no priority advances outstanding;

     - Established floating interest rates for the credit facility based on Prime Rate plus 3.5% or Eurodollar rate plus 4.0% for all revolver advances up to $53,000 and Prime Rate plus 4.0% for all priority advances in excess of $53,000; and

     - The credit facility allows for issuance of letters of credit subject to the overall commitment level and restricts payment of dividends.

     At June 30, 2002, interest rates on outstanding indebtedness under the revolving credit facility ranged from 7.94% to 8.25%. Through December 31, 2001, borrowings were based on Prime Rate plus 3% for domestic borrowings or the Eurodollar rate plus 6% on foreign currency borrowings. After December 31, 2001 and through June 20, 2002, the Prime Rate increment increased to 3.5% and the Eurodollar rate increment increased to 6.5%. Subsequent to June 20, 2002, pursuant to the amended loan agreement, the interest rates were as stated above. The amended facility requires commitment fees of 0.50% per annum payable quarterly on any unused portion of the revolving credit facility, an annual agency fee of $150, a 1% amendment fee paid June 20, 2002, and a 1% annual facility fee. The annual facility fee will be forgiven if the debt is paid in full and the credit facility is cancelled before the annual due dates. Total borrowing availability under the credit facility, as of June 30, 2002, was $22,800. Borrowings under the credit facility are secured by substantially all of the assets of DTI and its domestic subsidiaries.

     On July 27, 1998, the Company's wholly-owned subsidiary, Sencorp Systems, Inc., participated in the issuance of $7,000 of Massachusetts Industrial Finance Agency Multi-Mode Industrial Development Revenue Bonds 1998 Series A (Bonds) to fund the expansion of the Company's facility in Hyannis, Massachusetts. The Bonds were scheduled to mature July 1, 2023. On June 26, 2002, the Company completed a sale/leaseback of the facility in Hyannis and notified the bond trustee of its intent to prepay the outstanding balance of $5,000 on August 1, 2002. On August 1, 2002, the Bonds were fully paid and retired.

NOTE 5 -- COMPANY-OBLIGATED, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY DT CAPITAL TRUST HOLDING SOLELY CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (CONVERTIBLE PREFERRED SECURITIES)

     On June 12, 1997, the Company completed a private placement to several institutional investors of 1,400,000 7.16% Convertible Preferred Securities (liquidation preference of $50 per Convertible Preferred Security). The placement was made through the Company's wholly-owned subsidiary, DT Capital Trust (Trust), a Delaware business trust. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Trust. The sole assets of the Trust are the 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 (Junior Debentures) issued by the Company that were acquired with the proceeds from the offering as well as the sale of common securities of the Trust to the Company. The Company's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust and the Guarantee of DTI, taken together, constitute a full, irrevocable and unconditional guarantee by DTI of amounts due on the Convertible Preferred Securities. As originally structured, the Convertible Preferred Securities were convertible at the option of the holders at any time into the common stock of DTI at an effective conversion price of $38.75 per share and were mandatorily redeemable in 2012. The Convertible Preferred Securities are redeemable at the Company's option after June 1, 2000.

     On June 20, 2002, the Company completed a financial recapitalization transaction pursuant to which, among other things, in the TIDES Exchange the holders of the Convertible Preferred Securities agreed to

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

restructure the Convertible Preferred Securities (and the Junior Debentures of the Company held by the Trust) such that, among other things, $35,000 of the outstanding Convertible Preferred Securities plus approximately $15,085 in accrued and unpaid distributions on the Convertible Preferred Securities were exchanged for 6,260,658 shares of common stock. The conversion price of the remaining $35,000 outstanding Convertible Preferred Securities (and the Junior Debentures of the Company held by the Trust) was lowered to $14.00 per share, the distributions on the Convertible Preferred Securities do not accrue from April 1, 2002 until July 2, 2004, and the maturity date of the Convertible Preferred Securities was accelerated to May 31, 2008. Dividend expense of $1,604 annually on the remaining Convertible Preferred Securities will be recorded reflecting an approximate effective yield of 4.6% over the life of the remaining Convertible Preferred Securities.

     As a result of the TIDES Exchange, the Company recorded a gain on conversion of the trust preferred securities of $16,587, net of tax of $8,787, in June 2002. The shares were valued for book and tax purposes based on the market price of the Company's common stock on the closing date of the TIDES Exchange. The gain on conversion of the trust preferred securities was recorded directly to equity and has been reflected on the consolidated statement of operations below net loss to arrive at income available to common stockholders in fiscal 2002.

NOTE 6 -- INCOME TAXES

     Loss before benefit for income taxes was taxed under the following jurisdictions:

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                                          JUNE 24,      JUNE 25,
                                                              JUNE 30,      2001          2000
                                                                2002     AS RESTATED   AS RESTATED
                                                              --------   -----------   -----------
Domestic....................................................  $ (8,146)   $(73,803)      $    89
Foreign.....................................................   (10,684)    (13,389)       (6,525)
                                                              --------    --------       -------
                                                              $(18,830)   $(87,192)      $(6,436)
                                                              ========    ========       =======

     The benefit for income taxes charged to operations was as follows:

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                                          JUNE 24,      JUNE 25,
                                                              JUNE 30,      2001          2000
                                                                2002     AS RESTATED   AS RESTATED
                                                              --------   -----------   -----------
Current
  U. S. Federal.............................................  $(10,380)   $   (237)      $(2,632)
  State.....................................................     1,148        (296)         (436)
  Foreign...................................................        --        (473)       (2,007)
                                                              --------    --------       -------
     Total current..........................................    (9,232)     (1,006)       (5,075)
                                                              --------    --------       -------
Deferred
  U. S. Federal.............................................     5,050      (8,584)        3,687
  State.....................................................       282      (1,273)          311
  Foreign...................................................        --      (3,257)           94
                                                              --------    --------       -------
     Total deferred.........................................     5,332     (13,114)        4,092
                                                              --------    --------       -------
  Total benefit.............................................  $ (3,900)   $(14,120)      $  (983)
                                                              ========    ========       =======

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Deferred tax assets (liabilities) are comprised of the following:

                                                                          JUNE 24,
                                                              JUNE 30,      2001
                                                                2002     AS RESTATED
                                                              --------   -----------
DEFERRED TAX ASSETS
  Net operating loss (NOL) carryforwards....................  $12,839      $12,792
  Project and inventory reserves............................    3,407        6,242
  Bad debt reserves.........................................      824        2,967
  Goodwill and intangibles amortization/impairment..........       --        2,183
  Other accruals............................................    5,461        5,428
  Other.....................................................    1,665          501
                                                              -------      -------
Total deferred tax assets...................................   24,196       30,113
DEFERRED TAX LIABILITIES
  Depreciation..............................................  $(2,519)     $(5,181)
  Earnings recognized under percentage of completion........   (3,081)      (3,776)
  Goodwill and intangibles amortization/impairment..........     (637)          --
  Other.....................................................   (2,257)        (583)
                                                              -------      -------
Total deferred tax liabilities..............................   (8,494)      (9,540)
                                                              -------      -------
Deferred tax assets valuation allowance.....................  (13,816)      (8,846)
                                                              -------      -------
Total net deferred tax assets...............................    1,886       11,727
Current portion included in prepaid expenses and other......    1,886        7,915
                                                              -------      -------
Long-term portion included in other assets, net and deferred
  income taxes, respectively................................  $    --      $ 3,812
                                                              =======      =======

     The deferred tax assets valuation allowance has been recorded to reflect the potential non-realization of primarily NOL carryforwards in Canada and deductible temporary differences in Canada. The remaining deferred tax assets relating to domestic companies are more likely than not to be realized.

     At June 30, 2002 the Company had available domestic NOL carryforwards for income tax reporting purposes of approximately $3,900, which will begin to expire in 2021. Additionally, at June 30, 2002 the Company had Canadian NOL carryforwards of approximately $15,067.

     Kalish, Inc., a wholly-owned Canadian subsidiary of the Company, agreed to an assessment by the Canadian Customs and Revenue Agency for its tax years 1996 through 2001. The additional taxable income agreed to in the assessment was offset by NOL carryforwards and credits that would have otherwise been included in the deferred tax asset valuation allowance. As the majority of the assessment relates to transfer pricing adjustments, the Company has submitted a Competent Authority request pursuant to the United States-Canada Income Tax Treaty to reflect the results of the Canadian audit in the Company's United States income tax returns for the same periods. While the final outcome of these proceedings cannot be predicted, the Company believes it is adequately reserved for this matter.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                                          JUNE 24,      JUNE 25,
                                                              JUNE 30,      2001          2000
                                                                2002     AS RESTATED   AS RESTATED
                                                              --------   -----------   -----------
Benefit at the U.S. statutory rate..........................  $(6,591)    $(30,517)      $(2,253)
Deferred tax assets valuation allowance.....................    4,970        7,848            --
Non-deductible goodwill amortization/impairment.............       --        9,881         1,098
State taxes.................................................     (700)      (1,100)          (82)
Canadian loss deduction.....................................   (1,645)          --            --
Foreign sales corporation...................................       --           --          (296)
Other.......................................................       66         (232)          550
                                                              -------     --------       -------
Benefit for income taxes....................................  $(3,900)    $(14,120)      $  (983)
                                                              =======     ========       =======

     The above income tax disclosures exclude the effect of the gain on conversion of preferred securities as described in Note 5.

NOTE 7 -- RETIREMENT PLANS

     The Company offers substantially all of its employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Each employee may elect to enter a written salary deferral agreement under which a maximum of 17% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company will match a percentage of the employee's contribution up to a specified maximum percentage of their salary. In addition, the Company generally is required to make a mandatory contribution and may make a discretionary contribution from profits. During the fiscal years ended June 30, 2002, June 24, 2001 and June 25, 2000, the Company made contributions of approximately $3,549, $4,557 and $4,118, respectively.

     During fiscal 1999, the Company created a non-qualified deferred compensation plan for certain executive employees. Each employee may elect to enter a written salary deferral agreement under which a maximum of 17% of their salary, less any amounts contributed under the 401(k) plan, may be contributed to the plan. The Company will match a percentage of the employee's contribution up to a specified maximum percentage of their salary. In addition, the Company generally is required to make a mandatory retirement contribution.

     In connection with the acquisition of Assembly Technology and Test, Ltd. in fiscal 1998, the Company assumed defined benefit plans for the international divisions. The following sets forth reconciliations of the projected benefit obligations (PBO) of the defined benefit plans:

                                                               FISCAL YEAR ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 24,
                                                                2002       2001
                                                              --------   --------
Beginning balance...........................................  $24,525    $23,559
  Service cost..............................................    1,186      1,175
  Interest cost.............................................    1,720      1,525
  Actuarial loss (gain).....................................      183        (28)
  Other.....................................................      602       (265)
  Foreign currency translation..............................    2,402     (1,441)
                                                              -------    -------
Ending balance..............................................  $30,618    $24,525
                                                              =======    =======

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Included in the Other line item above for fiscal year 2002 were $1,614 of curtailments, ($610) of settlements, ($395) of benefits paid, $228 of employee contributions and ($235) of expenses.

     The following sets forth the reconciliations of the fair value of plan assets of the defined benefit plans:

                                                               FISCAL YEAR ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 24,
                                                                2002       2001
                                                              --------   --------
Beginning balance...........................................  $23,170    $23,066
  Return on plan assets.....................................   (2,508)     1,186
  Employer contributions....................................      901        648
  Other.....................................................   (1,007)      (263)
  Foreign currency translation..............................    1,791     (1,467)
                                                              -------    -------
Ending balance..............................................  $22,347    $23,170
                                                              =======    =======

     Included in the Other line item above for fiscal year 2002 were settlements of ($610), benefits paid of ($390), employee contributions of $228 and expenses of ($235).

     The following sets forth the funded status of the defined benefit plans as of the end of the last two fiscal years:

                                                              JUNE 30,   JUNE 24,
                                                                2002       2001
                                                              --------   --------
Projected benefit obligation................................  $30,618    $24,525
Fair value of plan assets...................................   22,347     23,170
                                                              -------    -------
Excess of projected benefit obligation over plan assets.....    8,271      1,355
Unrecognized loss...........................................   (7,607)      (827)
                                                              -------    -------
Net pension liability.......................................  $   664    $   528
                                                              =======    =======

     The following sets forth the defined benefit pension plans' net periodic pension cost:

                                                                    FISCAL YEAR ENDED
                                                              ------------------------------
                                                              JUNE 30,   JUNE 24,   JUNE 25,
                                                                2002       2001       2000
                                                              --------   --------   --------
Service cost................................................  $ 1,186    $ 1,175    $ 1,437
Interest cost...............................................    1,720      1,525      1,523
Expected return on plan assets..............................   (2,031)    (2,167)    (2,071)
Other.......................................................    2,184         --         --
                                                              -------    -------    -------
Net periodic pension cost...................................  $ 3,059    $   533    $   889
                                                              =======    =======    =======

     Included in the Other line item above for fiscal year 2002 were $1,614 of curtailments, $195 of settlements and $375 of unrecognized loss.

     The weighted-average assumptions used to determine the PBO are as follows:

                                                               FISCAL YEAR ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 24,
                                                                2002       2001
                                                              --------   --------
Discount rate...............................................    6.0%      6.75%
Expected return on plan assets..............................    8.5%      8.5%
Rate of compensation increase...............................    3.5%      4.0%

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Effective December 31, 2001, the Company cancelled all of its domestic post retirement medical and life insurance benefit plans. As a result of the cancellation, the Company reversed its post retirement benefit obligation resulting in income of $1,325 in fiscal year 2002.

NOTE 8 -- STOCK COMPENSATION PLANS

     The Company has three stock incentive plans: the 1994 Employee Stock Option Plan (Employee Plan), the 1994 Directors Non-Qualified Stock Option Plan (Directors Plan) and the 1996 Long-Term Incentive Plan (LTIP Plan).

     The Employee Plan provides for the granting of options to the Company's executive officers and key employees to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 900,000 shares of common stock may be granted under the Employee Plan. Options outstanding at June 30, 2002 entitle the holders to purchase common stock at prices ranging between $3.40 and $31.25 per share. Options outstanding become exercisable over five years from the date of grant. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

     The Directors Plan provides for the granting of options to the Company's directors, who are not employees of the Company, to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 100,000 shares of common stock may be granted under the Directors Plan. Options outstanding at June 30, 2002 entitle the holders to purchase common stock at prices ranging between $4.19 and $30.25 per share. Options outstanding become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the second anniversary of such date. All options granted under the Directors Plan expire ten years from the date of grant or earlier if a director leaves the board of directors of the Company.

     The LTIP Plan provides for the granting of the following four types of awards on a stand alone, combination, or a tandem basis: nonqualified stock options, incentive stock options, restricted shares and performance stock awards. The LTIP Plan provides for the granting of up to 600,000 shares of common stock. Grants to date consist of restricted shares and non-qualified stock options entitling the holders to purchase common stock at prices ranging between $4.19 and $37.50 per share. The exercise price of such non-qualified stock options is equal to the fair market value of the stock on the date of the grant. Options outstanding become exercisable over five years from the date of grant. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

     During fiscal 2002, the Company issued 50,000 shares of restricted common stock of the Company with four-year vesting periods under the LTIP Plan. Upon issuance of the restricted shares, unearned compensation expense equivalent to the market value at the date of grant was charged to Stockholders' Equity and will be amortized to expense over the vesting period. The lapsing of restrictions on these shares will be accelerated in certain circumstances, one of which is a change in control of the Company.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     A summary of the status of the Company's stock incentive plans as of June 30, 2002, June 24, 2001 and June 25, 2000, and changes during the years then ended are presented below:

                                     FISCAL 2002            FISCAL 2001            FISCAL 2000
                                 --------------------   --------------------   --------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                             EXERCISE               EXERCISE               EXERCISE
                                  SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                 ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year.........................  1,129,138    $13.95    1,328,513    $14.27    1,011,938    $17.43
Granted........................    125,500    $ 6.21       72,000    $ 4.39      449,000    $ 7.83
Exercised......................         --        --           --        --           --        --
Forfeited......................   (246,871)   $13.61     (271,375)   $12.49     (132,425)   $16.50
                                 ---------              ---------              ---------
Outstanding at end of year.....  1,007,767    $13.14    1,129,138    $13.95    1,328,513    $14.27
                                 =========              =========              =========
Exercisable at end of year.....    697,617                706,450                538,384
                                 =========              =========              =========

     The following table summarizes certain information for options currently outstanding and exercisable at June 30, 2002:

                                                  OPTIONS OUTSTANDING
                                          ------------------------------------    OPTIONS EXERCISABLE
                                                         WEIGHTED                ----------------------
                                                          AVERAGE     WEIGHTED                 WEIGHTED
                                                         REMAINING    AVERAGE                  AVERAGE
                                            NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                  OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
------------------------                  -----------   -----------   --------   -----------   --------
$3-14...................................     658,855         6         $ 9.46      382,205      $11.59
$15-19..................................     271,212         4         $16.92      242,712      $17.02
$20-30..................................      21,500         5         $27.06       18,600      $26.90
$31-38..................................      56,200         5         $32.36       54,100      $32.41
                                           ---------                               -------
                                           1,007,767                               697,617
                                           =========                               =======

    Pro Forma Disclosures

     The Company applies APB 25 and related interpretations in accounting for its stock incentive plans. Accordingly, no compensation cost has been recognized for the stock options granted under these plans because the options were granted with an exercise price equal to the stock price on the date of grant. Had compensation costs for the Company's stock incentive plans been determined based on the fair value of the options on the grant dates consistent with the methodology prescribed by SFAS 123, the Company's income (loss) available to common stockholders and income (loss) available to common stockholders per diluted share would have been the pro forma amounts indicated below. Because future stock option awards may be granted, the pro forma impacts shown below are not necessarily indicative of the impact in future years.

                                                                 FISCAL   FISCAL 2001   FISCAL 2000
                                                                  2002    AS RESTATED   AS RESTATED
                                                                 ------   -----------   -----------
Income (loss) available to common stockholders...  As reported   $1,657    $(73,072)      $(5,453)
                                                   Pro forma     $1,309    $(73,639)      $(6,219)
Income (loss) available to common stockholders
  per diluted share..............................  As reported   $ 0.15    $  (7.18)      $ (0.54)
                                                   Pro forma     $ 0.12    $  (7.24)      $ (0.62)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The fair value of the options granted (which is amortized over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:

                                                              FISCAL    FISCAL    FISCAL
                                                               2002      2001      2000
                                                              -------   -------   -------
Expected life of options....................................  5 years   5 years   5 years
Risk-free interest rate.....................................     4.37%     5.22%     6.21%
Expected volatility of stock................................       73%       69%       54%
Expected dividend yield.....................................      0.0%      0.0%      0.0%

     The weighted average fair value of options granted during the years ended June 30, 2002, June 24, 2001 and June 25, 2000 was $3.91, $2.63 and $4.24 per
share, respectively.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     The Company leases land, buildings, machinery, equipment and furniture under various noncancelable operating lease agreements. At June 30, 2002, future minimum lease payments under noncancelable operating leases were as follows:

FISCAL YEAR:
------------
2003........................................................  $ 6,726
2004........................................................    4,255
2005........................................................    2,720
2006........................................................    2,552
2007........................................................    2,446
2008 and thereafter.........................................    9,378
                                                              -------
                                                              $28,077
                                                              =======

     Total lease expense under noncancelable operating leases was approximately $6,227, $7,133 and $7,247 for the years ended June 30, 2002, June 24, 2001 and
June 25, 2000, respectively. Commitments under capital leases are not significant to the consolidated financial statements.

     Following the Company's announcements in August and September 2000 of the restatements of previously reported financial statements, DTI, its Kalish subsidiary and certain of directors and officers were named as defendants in five complaints in putative class action lawsuits. During fiscal 2001, these actions were consolidated into a single class action styled In re DT Industries, Inc. Securities Litigation and an amended complaint was filed (the "Securities Action") adding the Company's Sencorp subsidiary and certain additional officers and directors as defendants. As of the end of fiscal 2002, the Securities Action was pending in the United States District Court for the Western District of Missouri (the "Court"). The Consolidated Amended Complaint asserted causes of action under Section 10(b), and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Securities Exchange Act of 1934, and alleged, among other things, that the accounting adjustments caused our previously issued financial statements to be materially false and misleading. The Consolidated Amended Complaint also sought damages in an unspecified amount and was purported to be brought on behalf of purchasers of our common stock during various periods, all of which fall between September 29, 1997 and August 23, 2000.

     On October 4, 2001, the Court granted our motion to dismiss the Securities Action, without prejudice. Pursuant to the Court's dismissal order, all defendants were dismissed, but the plaintiffs were granted the right to amend their complaint. The plaintiffs filed their Second Amended Consolidated Class Action Complaint on

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

January 25, 2002 (the "Second Complaint"), thereby reviving the Securities Action. On March 11, 2002, DTI and the other defendants filed a motion to dismiss the Second Complaint.

     The Court granted our motion to dismiss the Second Complaint, with prejudice, on July 16, 2002. Pursuant to the Court's dismissal order, all defendants were dismissed and a judgment was entered in favor of the defendants. The plaintiffs did not appeal the Court's decision, so the Court's dismissal order is final and non-appealable, and the plaintiffs can neither further amend their complaint nor submit a new complaint in connection with the above-referenced restatements.

     The staff of the Securities and Exchange Commission (the "Commission") is conducting an investigation of the accounting practices at the Company's Kalish and Sencorp subsidiaries that led to the restatements of its consolidated financial statements for fiscal years 1997, 1998 and 1999 and the first three quarters of fiscal 2000, as well as the issues at AMI that led to the accounting adjustments to the Company's previously reported audited consolidated financial results for the fiscal years ended June 24, 2001, June 25, 2000 and June 27, 1999, as well as its previously reported unaudited consolidated financial results for the first three fiscal quarters of 2002. The Company is cooperating fully with the Commission in connection with its investigation and cannot currently predict the duration or outcome of the investigation.

     In November 1998, pursuant to the agreement by which the Company acquired Kalish, Mr. Graham L. Lewis, a former executive officer and director of DTI, received an additional payment based on Kalish's earnings for each of the three years after the closing. As a result of the prior restatement due to accounting practices at Kalish, the Company believes that the additional payment should not have been made. During fiscal 2001, the Company commenced legal action against Mr. Lewis in Superior Court, Civil Division in Montreal, Quebec to recover this payment and certain bonuses paid to Mr. Lewis. Mr. Lewis has counter-sued for wrongful termination and is seeking to recover monetary damages, including severance, loss of future income, emotional distress and harm to reputation, equal to $2.8 million Canadian dollars. There has been no discovery in these actions. Management believes that the Company's suit against Mr. Lewis has merit. Management further believes that Mr. Lewis' counter-suit is without merit. The Company intends to pursue vigorously its claims against Mr. Lewis and defend against his counter-suit.

     Product liability claims are asserted against the Company from time to time for various injuries alleged to have resulted from defects in the manufacture and/or design of its products. At June 30, 2002, there are currently 10 such claims either pending or that may be asserted against the Company. The Company does not believe that the resolution of these claims, either individually or in the aggregate, will have a material adverse effect on its financial condition, results of operations or cash flow. Product liability claims are covered by the Company's comprehensive general liability insurance policies, subject to certain deductible amounts. The Company has established reserves for these deductible amounts, which it believes to be adequate based on its previous claims experience. However, there can be no assurance that resolution of product liability claims in the future will not have a material adverse effect on the Company's financial condition, results of operations or cash flow.

     In addition to product liability claims, from time to time the Company is the subject of legal proceedings, including involving employee, commercial, general liability and similar claims, that are incidental to the ordinary course of its business. There are no such material claims currently pending. The Company maintains comprehensive general liability insurance that it believes to be adequate for the continued operation of our business.

NOTE 10 -- GOODWILL AND INTANGIBLE ASSETS

     SFAS 142, as explained in Note 1, is effective for fiscal years beginning after December 15, 2001. However, early adoption was permitted in certain instances. In the first quarter of fiscal 2002, the Company elected to early-adopt the provisions of SFAS 142. Discontinuance of goodwill amortization reduced pre-tax

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

amortization expense by $5,287 in fiscal 2002. The carrying value of goodwill will continue to be assessed for recoverability by management at least on an annual basis.

     The changes in the carrying amount of goodwill for fiscal year 2002 were as follows:


                                       MATERIAL        PRECISION           PACKAGING       ASSEMBLY &
                                      PROCESSING        ASSEMBLY            SYSTEMS           TEST
GOODWILL                               SEGMENT           SEGMENT            SEGMENT         SEGMENT         TOTAL
                                       -------           -------            -------         -------         -----
Balance as of June 24, 2001           $  12,578        $  47,912          $  28,309       $  34,968     $  123,767
Foreign currency translation                 --               --              1,314             457          1,771
------------------------------------------------------------------------------------------------------------------
Balance as of June 30, 2002           $  12,578        $  47,912          $  29,623       $  35,425     $  125,538
==================================================================================================================

     At June 30, 2002, the Company had one amortized intangible asset. This asset is unpatented technology and the gross carrying amount and accumulated amortization at June 30, 2002 were $576 and $308, respectively.

     The amortization expense related to the intangible asset was $116 for the fiscal year ended June 30, 2002 and June 24, 2001. Amortization expense is expected to be $116 for each of the fiscal years through 2004 and $44 for fiscal 2005. The gross carrying amount, accumulated amortization and amortization expense will vary depending on the prevailing foreign currency exchange rate.

     Previous to the adoption of SFAS 142, the excess of the purchase price over the fair value of net assets acquired in business combinations (goodwill) was capitalized and amortized on a straight-line basis over periods ranging from 15 to 40 years. Goodwill amortization charged to income for the years ended June 24, 2001 and June 25, 2000 was approximately $5,296 and $5,230, respectively. Accumulated amortization at June 30, 2002 and June 24, 2001 was approximately $28,372. A reconciliation of reported income (loss) available to common stockholders and income (loss) available to common stockholders per share to the amounts adjusted for the exclusion of goodwill amortization for the last three completed fiscal years is as follows:

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                                          JUNE 24,      JUNE 25,
                                                              JUNE 30,      2001          2000
                                                                2002     AS RESTATED   AS RESTATED
                                                              --------   -----------   -----------
Reported income (loss) available to common stockholders.....   $1,657     $(73,072)      $(5,453)
Add back: Goodwill amortization (net of tax)................       --        4,701         4,731
                                                               ------     --------       -------
Adjusted income (loss) available to common stockholders.....   $1,657     $(68,371)      $  (722)
                                                               ======     ========       =======
DILUTED LOSS PER SHARE:
Reported income (loss) available to common stockholders.....   $ 0.15     $  (7.18)      $ (0.54)
Add back: Goodwill amortization (net of tax)................       --         0.46          0.47
                                                               ------     --------       -------
Adjusted income (loss) available to common stockholders.....   $ 0.15     $  (6.72)      $ (0.07)
                                                               ======     ========       =======

     The carrying value of goodwill is assessed for recoverability by management based on an analysis of future expected cash flows from the underlying operations of the Company's reporting units, according to SFAS 142. The Company's reporting units represent the various components of the Company's segments for which discrete financial information is available and management regularly reviews the results. All goodwill has been assigned to reporting units. Each year the Company generates operating forecasts at the reporting unit level, upon which the future expected cash flows are based. Under SFAS 142, the impairment analysis is a two-step process whereby, in the first step, the fair value of the Company's reporting units (as estimated using discounted future cash flows) is compared to the respective carrying value of the reporting unit as an indication of whether impairment exists. If the carrying value exceeds the fair value, a second step is required whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

resulting in an implied fair value of goodwill that is then compared to the carrying value of goodwill. During the fiscal year ended June 30, 2002, management determined that the goodwill recorded had not been impaired. The Company calculated the present value of expected cash flows to determine the fair value of the reporting units using a discount rate of 10%, which represents the weighted average cost of capital.

     Upon adoption of SFAS 142 in the first quarter of fiscal 2002, the Company completed the transitional goodwill impairment analysis and found there to be no impairment. The transitional impairment test followed the same guidelines as the annual impairment test discussed above.

     During the fourth quarter of fiscal 2001, management determined that an assessment of the recoverability of goodwill by division was necessary. The decision was based on a continuing decline in the operating results of certain divisions and management assumptions regarding future performance based on the overall economic recession and an evaluation of the organizational and operational structure of the Company. The assessment was performed at the divisional level as the divisions maintain distinctively identifiable goodwill and represent the lowest level of identifiable cash flows. The Company determined that goodwill recorded for certain divisions had been impaired and recorded an impairment charge of $38,219 in accordance with SFAS 121. The fair value of the goodwill was based on discounted expected future cash flows of the related division, except as described below regarding the Stokes division.

     The components of the fiscal 2001 goodwill write-off were as follows:

Material Processing segment
  Sencorp (Hyannis, Massachusetts)           $   10,730
  Stokes (Bristol, Pennsylvania)                  5,943
                                               --------
                                                 16,673

Precision Assembly segment
  Mid-West (Buffalo Grove, Illinois)             10,000
Packaging Systems segment
  Kalish (Montreal, Quebec)                       7,353
Assembly & Test segment
  Hansford (Rochester, New York)                  4,193
                                               --------
                                             $   38,219
                                               ========

     Each of these components relates to assets to be held and used, other than the Stokes portion, which at the time of the analysis was under a letter of intent to be sold. The value stated in the letter of intent was used as the fair market value for purposes of determining goodwill impairment for the Stokes division. The proposed sale of Stokes was ultimately terminated and it is currently being rationalized into our Hyannis, Massachusetts operation. The total fiscal 2001 impairment charge related to the Stokes division was $9,249 of which $5,943 was for goodwill impairment, $2,738 was for excess and obsolete inventory and $568 was for other asset write downs. The goodwill impairment is included in the goodwill impairment charge separately disclosed on the statement of operations, the excess and obsolete inventory charge is included in cost of sales and the other asset write-downs are included in selling, general and administrative expenses. During fiscal 2001, prior to the charges discussed above, the Stokes division had revenues of $6,707 and an operating loss of $1,238. At June 24, 2001, the carrying value of the net assets of Stokes was approximately $3,693. The net loss on the disposal of Scheu & Kniss recorded in fiscal 2001, as discussed in Note 3, included a full impairment of the related goodwill of $5,018.

NOTE 11 -- DEPENDENCE ON SIGNIFICANT CUSTOMERS

     Total net sales to a customer in the electronics industry were $99,578, $141,884 and $47,568 in fiscal 2002, 2001, and 2000 respectively. Total net sales to a customer in the tire industry were $38,690 and $49,084 in fiscal 2001 and 2000, respectively.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Trade receivables recorded for the significant customer in the electronics industry at June 30, 2002 were $19,262, most of which was collected subsequent to year-end.

NOTE 12 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                          JUNE 24,
                                                              JUNE 30,      2001
                                                                2002     AS RESTATED
                                                              --------   -----------
ACCOUNTS RECEIVABLE
  Trade receivables.........................................  $ 58,021    $ 79,695
  Less -- allowance for doubtful accounts...................    (3,085)     (8,921)
                                                              --------    --------
                                                              $ 54,936    $ 70,774
                                                              ========    ========
COSTS AND ESTIMATED EARNINGS IN EXCESS OF AMOUNTS BILLED ON
  UNCOMPLETED CONTRACTS
  Costs incurred on uncompleted contracts...................  $176,781    $285,114
  Estimated earnings........................................    37,040      37,757
                                                              --------    --------
                                                               213,821     322,871
  Less -- Billings to date..................................  (196,553)   (245,908)
                                                              --------    --------
                                                              $ 17,268    $ 76,963
                                                              ========    ========
Included in the accompanying balance sheets:
  Costs and estimated earnings in excess of amounts
     billed.................................................  $ 29,288    $ 85,805
  Billings in excess of costs and estimated earnings........   (12,020)     (8,842)
                                                              --------    --------
                                                              $ 17,268    $ 76,963
                                                              ========    ========
INVENTORIES, NET
  Raw materials.............................................  $ 16,652    $ 26,778
  Work in process...........................................    10,958      18,549
  Finished goods............................................     4,292       6,090
  Less -- inventory reserves................................    (5,125)    (10,552)
                                                              --------    --------
                                                              $ 26,777    $ 40,865
                                                              ========    ========
PROPERTY, PLANT AND EQUIPMENT
  Machinery and equipment...................................  $ 50,187    $ 68,887
  Buildings and improvements................................    23,022      35,575
  Land and improvements.....................................     5,964       7,112
  Construction-in-progress..................................       809         280
                                                              --------    --------
                                                                79,982     111,854
  Less -- accumulated depreciation..........................   (42,653)    (49,391)
                                                              --------    --------
                                                              $ 37,329    $ 62,463

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          JUNE 24,
                                                              JUNE 30,      2001
                                                                2002     AS RESTATED
                                                              --------   -----------
                                                              ========    ========
ACCRUED LIABILITIES
  Accrued employee compensation and benefits................  $ 10,258    $ 13,570
  Accrued warranty..........................................     3,422       3,244
  Restructuring accrual.....................................     4,678       2,879
  Other.....................................................    11,237      17,450
                                                              --------    --------
                                                              $ 29,595    $ 37,143
                                                              ========    ========

     The Company routinely incurs warranty costs after projects are installed and completed. The Company reserves for such warranty costs based on its historical warranty experience and consideration of any known warranty issues.

     A summary and rollforward of the warranty reserves for the previous three fiscal years are as follows:

                                       BEGINNING BALANCE   EXPENSE   CHARGES   ENDING BALANCE
                                       -----------------   -------   -------   --------------
Fiscal 2002..........................       $3,244         $1,753    $(1,575)      $3,422
Fiscal 2001..........................        2,527          2,772     (2,055)       3,244
Fiscal 2000..........................        4,995          1,098     (3,566)       2,527

NOTE 13 -- WRITE-DOWN OF ASSETS

     The Company wrote down $21,809 of assets in the fourth quarter of fiscal 2001. A summary and roll-forward of the specific reserves are as follows:

                                 RESERVE AT    FISCAL    FISCAL 2002                               RESERVE AT
                                  JUNE 24,      2002     WRITE-OFFS/                                JUNE 30,
                                    2001       EXPENSE    DISPOSALS    RECOVERIES   DISPOSITIONS      2002
                                 -----------   -------   -----------   ----------   ------------   ----------
Inventory......................    $10,552     $1,303      $(5,753)     $  (282)       $(695)        $5,125
Accounts receivable............      8,921      1,208       (4,277)      (2,498)        (269)         3,085

     The Company recorded inventory related charges of $9,811 (excess and obsolete reserves and fair market value adjustments) in the fourth quarter of fiscal 2001 resulting in an ending inventory reserve of $10,552. The Company also took other inventory-related write-offs of $2,218 in June 2001, primarily related to work-in-process items deemed unrecoverable by management.

     The $9,811 charge, which increased excess and obsolete reserves and adjusted certain inventory items to fair market value was comprised of the following items:

     - a charge of $1,400 to write-down the remaining assets of the discontinued extrusion product line to an estimated fair market value of $400. The product line was sold in fiscal year 2002 for $200 resulting in an additional loss of $200 in fiscal year 2002;

     - a charge of $2,738 related to excess and obsolete inventory of the Stokes division based on a letter of intent to sell the Stokes assets. The sale of the net assets of the Stokes division did not ultimately occur; and

     - a charge of $5,673 related to various divisions that were determined to have excess or obsolete inventory issues or inventory market value concerns.

     The inventory reserves established in fiscal 2001 assumed an estimated salvage value on certain of the inventory items being reserved. The Company was not able to achieve the estimated salvage value as it disposed of the inventory in fiscal 2002 partially accounting for the incremental expense in fiscal 2002. The

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Company's disposal activity during fiscal 2002 consisted of selling items for scrap value, returning items to suppliers for credit and throwing items away. The Company's inventory reserve balance as of June 30, 2002 is expected to be substantially utilized in fiscal 2003. The Packaging segment accounts for $4,092 of the reserve at June 30, 2002, of which $2,176 is related to replacement parts held at facilities closed in fiscal 2002 and deemed obsolete. The Company anticipates disposing of these items in fiscal 2003.

     The Company recorded $8,330 of accounts receivable write-offs in the fourth quarter of fiscal 2001 resulting in an accounts receivable allowance for doubtful accounts of $8,921 at June 24, 2001. Of this total, $4,500 related to two specific projects for which the Company determined it would not be able to collect. The remaining reserve relates to accounts deemed by management to be uncollectible. Due to increased collection efforts, $2,498 of the accounts receivable reserved for were collected in 2002 and therefore the related reserves were reversed.

     In addition to the above amounts, the Company also took an additional charge of $1,450 in the fourth quarter of fiscal 2001 primarily related to write-offs of fixed assets. The fixed asset write-off consisted primarily of software development costs for systems that were expected to be rolled out company-wide, which the new management team decided not to pursue.

     The inventory related charges of $12,029 and the write-offs of fixed assets of $1,450 were included in cost of sales in the statement of operations. The accounts receivable write-offs of $8,330 were included in selling, general and administrative expenses.

NOTE 14 -- RESTRUCTURING

     During fiscal 2002, the Company announced several actions in connection with its restructuring plan as outlined below. These actions resulted in an aggregate of $10,332 of restructuring charges in fiscal 2002 after the fiscal 2001 restructuring charge reversal discussed below.

     - Closure of its Rochester, New York facility, including termination of employees in the fourth quarter of 2002 and the transfer of the customer base of this facility primarily to its Dayton, Ohio and Buffalo Grove, Illinois facilities. The closure was announced January 24, 2002. The restructuring costs, which totaled $3,648 were recorded in the third quarter of fiscal 2002 and included severance costs of $1,334 for the termination of 114 employees. As of June 30, 2002, four employees remained for final administrative duties, all of whom were discharged by the end of the first quarter of fiscal 2003. The remaining restructuring costs include $1,068 for future facility lease and related costs, $1,146 for assets write-offs and $100 for office equipment lease terminations and miscellaneous other charges. The asset write-offs include the remaining value of leasehold improvements, the computer system and show machines.

     - Closure of its Montreal, Quebec facility, including termination of employees in August 2002, and the transfer of its customer base and assets to its operations in Leominster, Massachusetts. The closure was announced March 22, 2002. The restructuring costs of $2,299 were recorded in the third quarter of fiscal 2002 and included severance costs of $993 for the termination of approximately 83 employees, partially offset by a reversal of $451 associated with severance accrual recorded in fiscal 2001. 75 employees remained at June 30, 2002, 70 of which were terminated by the end of the first quarter of fiscal 2003. The remaining restructuring costs include $664 for future facility lease and related costs, $1,056 for asset write-offs and $37 of other costs. The asset write-offs include the remaining value of leasehold improvements, computer system and other.

     - Transfer of its manufacturing operations in Bristol, Pennsylvania to Hyannis, Massachusetts as part of its Converting Technologies division. The closure was announced March 22, 2002 and completed in September 2002. The restructuring costs of $892 were recorded in the third quarter of fiscal 2002 and included severance costs of $272 for the termination of 15 employees. Up to 10 employees are expected

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

       to remain in Bristol for sales and engineering support. As of June 30, 2002, there were no terminations. By the end of the first quarter of fiscal 2003, 12 employees were terminated. The remaining restructuring costs include $400 of asset write-offs, $192 for future facility lease and related costs and $28 of other costs. The asset write-offs include the remaining value of leasehold improvements.

     - Transfer of the Assembly and Test-Europe fabrication operations from Gawcott, United Kingdom to its Buckingham, England plant in the fourth quarter of fiscal 2002. The restructuring costs of $1,206 were recorded in the third quarter of fiscal 2002 and included estimated severance costs of $908 for the termination of 43 employees, all of whom were terminated by June 30, 2002. The restructuring costs include $264 for future lease payments and $34 of other costs.

     - The Company recognized additional restructuring charges of $2,287 in fiscal 2002 ($1,521 in the second quarter, $463 in the third quarter, and $303 in the fourth quarter) primarily related to severance costs associated with management changes and workforce reductions at several divisions, as well as future lease payments resulting from the consolidation of two Packaging segment divisions. The restructuring charge included severance costs of $1,747 for the termination of 125 employees, $300 for future lease payments and $240 of asset write-offs. All of the employees were terminated by June 30, 2002.

     The following table summarizes the components of the fiscal 2002 restructuring accruals:

                                                                                   NON-CASH     AS OF
                                                   RESTRUCTURING   CASH CHARGES   CHARGES TO   JUNE 30,
                                                      CHARGE        TO ACCRUAL     ACCRUAL       2002
                                                   -------------   ------------   ----------   --------
Severance costs..................................     $ 5,254        $(3,823)      $    --      $1,431
Future lease costs on closed facilities..........       2,488             --            --       2,488
Asset write-downs................................       2,842             --        (2,535)        307
Other............................................         199           (199)           --          --
                                                      -------        -------       -------      ------
                                                      $10,783        $(4,022)      $(2,535)     $4,226
                                                      =======        =======       =======      ======

     The Company has utilized $6,557 of the fiscal 2002 restructuring accrual as of June 30, 2002 resulting in a remaining balance of $4,226. The future lease commitment on closed facilities includes a two-year accrual for the Rochester, New York and Montreal, Quebec facilities. The remaining restructuring charges are expected to be used by the end of September 2003.

FISCAL 2001 RESTRUCTURING

     In the fourth quarter of fiscal 2001, a restructuring charge of $3,694 was established for severance costs associated with management changes and workforce reductions, future lease costs on idle facilities and personnel relocation costs resulting from the corporate office move and the closure of four Packaging segment sales offices and non-cash asset write-downs.

     The Company's fiscal 2001 restructuring plan consisted of the following actions:

     - Closure of Canadian operation's sales offices, including the termination of 64 employees. These offices were closed in the fourth quarter of 2001. In addition, there was a headcount reduction at the Montreal location. These people were notified of termination in the fourth quarter of fiscal 2001. Total severance costs were $706 and future lease costs on rented office space for the sales offices was $300. As mandated by Canadian law, a six-month waiting period is required before termination after notice is given. After notification, during the six-month period, a number of employees left voluntarily and therefore received no benefits. Accordingly, an amount of $451 was reversed to income in fiscal 2002 and is included in the roll-forward.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     - Consolidation of two of the Company's United Kingdom operations, which included the termination of 28 employees in the first quarter of fiscal 2002 at a cost of $500.

     - Relocation of the corporate offices from Springfield, Missouri to Dayton, Ohio. Total moving costs incurred were $949 in the fourth quarter of 2001, which included personnel relocation costs of $747 and other moving costs of $202. These moving costs were recognized when incurred. In addition, the Company accrued future lease costs on the idle office space in Springfield of $575. Lastly, severance of $545 was recorded for the termination of 10 employees at the Springfield office.

     The rollforward of the restructuring accrual related to fiscal 2001 is as follows:

                                                 AS OF        CASH       NON-CASH                AS OF
                                                JUNE 24,   CHARGES TO   CHARGES TO   REVERSAL   JUNE 30,
                                                  2001      ACCRUAL      ACCRUAL     IN 2002      2002
                                                --------   ----------   ----------   --------   --------
Severance costs...............................   $1,277     $  (826)      $  --       $(451)      $ --
Future lease costs............................      685        (327)         --          --        358
Relocation costs..............................      544        (544)         --          --         --
Asset write-downs.............................      131          --        (131)         --         --
Other.........................................      242        (148)         --          --         94
                                                 ------     -------       -----       -----       ----
                                                 $2,879     $(1,845)      $(131)      $(451)      $452
                                                 ======     =======       =====       =====       ====

     The Company utilized $1,976 of the fiscal 2001 restructuring accrual as of June 30, 2002 and reversed $451 in fiscal 2002, resulting in a remaining accrual of $452, which is expected to be used during fiscal 2003.

NOTE 15 - BUSINESS SEGMENTS

The Company adopted Statement of Financial Accounting Standards No. 131 (SFAS
131), "Disclosures about Segments of an Enterprise and Related Information", effective June 27, 1999. SFAS 131 requires disclosure of segment information on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The Company primarily operated in two business segments through fiscal 2002 - Automation and Packaging. The Company announced in March 2002 the reorganization of its operations into four business segments: Material Processing, Precision Assembly, Packaging Systems and Assembly and Test. See "Item 1. Business. Markets and Products" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for a description of the products and markets of these four segments. This new structure is designed to allow the Company to streamline product offerings, capitalize on the combined strength of operating units, reduce overlap in the marketplace and improve capacity utilization, internal controls, financial reporting and disclosure controls.

The Company evaluates performance and allocates resources to reportable segments primarily based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant policies. Intersegment sales are not significant.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Financial information for the Company's reportable segments consisted of the following:

                                         FISCAL              FISCAL             FISCAL
                                          2002                2001               2000
                                                          AS RESTATED         AS RESTATED
                                                         (SEE NOTES 1        (SEE NOTES 1
                                                            AND 16)             AND 16)
                                       ---------           ---------           ---------
NET SALES

   Material Processing                 $  95,368           $ 127,722           $ 143,942

   Precision Assembly                     69,701             120,612              78,123

   Packaging Systems                      41,081              52,465              60,514

   Assembly & Test                       119,334             164,200             136,571

   Divested businesses                       792              46,103              45,135
                                       ---------           ---------           ---------

      Consolidated Total               $ 326,276           $ 511,102           $ 464,285
                                       =========           =========           =========

OPERATING INCOME (LOSS)

   Material Processing                 $   8,693           $ (21,600)          $  11,431

   Precision Assembly                      3,756             (11,431)                274

   Packaging Systems                      (3,711)            (13,928)                (59)

   Assembly & Test                        (4,369)              2,148               3,835

   Divested businesses                       565              (8,173)              2,291

   Corporate                              (6,732)            (13,811)             (8,757)
                                       ---------           ---------           ---------

      Consolidated Total               $  (1,798)          $ (66,795)          $   9,015
                                       =========           =========           =========

ASSETS

   Material Processing                 $  64,061           $  80,529           $ 114,634

   Precision Assembly                     77,865             106,080             120,564

   Packaging Systems                      53,846              52,171              70,052

   Assembly & Test                        94,266             132,334             125,039

   Divested businesses                        --              27,278              34,793

   Corporate                              18,372              12,282              13,690
                                       ---------           ---------           ---------

      Consolidated Total               $ 308,410           $ 410,674           $ 478,772
                                       =========           =========           =========

CAPITAL EXPENDITURES

   Material Processing                 $   1,836           $   1,165           $   3,863

   Precision Assembly                        110                 106                  75

   Packaging Systems                         354                 616                 513

   Assembly & Test                           499                 391                 713

   Divested businesses                         9                 522                 649

   Corporate                                 115                 378                 918
                                       ---------           ---------           ---------

      Consolidated Total               $   2,923           $   3,178           $   6,731
                                       =========           =========           =========

DEPRECIATION AND AMORTIZATION

   Material Processing                 $   2,383           $   3,789           $   4,129

   Precision Assembly                        916               2,589               2,808

   Packaging Systems                       1,043               2,020               1,881

   Assembly & Test                         1,930               3,673               3,999

   Divested businesses                        33               1,876               2,145

   Corporate                               3,500               2,456               1,498
                                       ---------           ---------           ---------

      Consolidated total               $   9,805           $  16,403           $  16,460
                                       =========           =========           =========

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Included in operating income (loss) are the following unusual items:

                                            FISCAL             FISCAL          FISCAL
                                             2002               2001            2000
                                           --------           --------         ------
GOODWILL IMPAIRMENT

   Material Processing                           --           $ 16,673             --

   Precision Assembly                            --             10,000             --

   Packaging Systems                             --              7,353             --

   Assembly & Test                               --              4,193             --
                                           --------           --------           ----

      Total                                      --           $ 38,219             --
                                           ========           ========           ====


RESTRUCTURING CHARGE

   Material Processing                     $  1,060                 --             --

   Precision Assembly                           461                119             --

   Packaging Systems                          2,839              1,506             --

   Assembly & Test                            5,972                 --             --

   Corporate                                     --              2,069             --
                                           --------           --------           ----

                                           $ 10,332           $  3,694             --
                                           ========           ========           ====
GAIN (LOSS) ON DISPOSAL OF ASSETS

   Material Processing                     $ (1,128)          $      2             --

   Precision Assembly                            --                 --             --

   Packaging Systems                             --                (48)            --

   Assembly & Test

   Divested businesses                           --             (9,067)            --

   Corporate                                     --                640             --
                                           --------           --------           ----

      Total                                $ (1,128)          $ (8,473)            --
                                           ========           ========           ====

In addition to the unusual items noted above, the Corporate operating loss in fiscal 2001 included approximately $3,487 of non-recurring legal and professional fees associated with the investigations into the prior years accounting irregularities.

The reconciliation of segment operating income (loss) to consolidated loss before benefit for income taxes consisted of the following:


                                                                                         FISCAL         FISCAL             FISCAL
                                                                                          2002           2001               2000
                                                                                                      AS RESTATED       AS RESTATED
                                                                                                     (SEE NOTES 1      (SEE NOTES 1
                                                                                                        AND 16)            AND 16)
                                                                                        --------       --------           --------
Material Processing                                                                     $  8,693       $(21,600)          $ 11,431

Precision Assembly                                                                         3,756        (11,431)               274

Packaging Systems                                                                         (3,711)       (13,928)               (59)

Assembly & Test                                                                           (4,369)         2,148              3,835
                                                                                        --------       --------           --------

   Operating income (loss) for reportable segments                                         4,369        (44,811)            15,481

Operating income for sold businesses                                                         565         (8,173)             2,291

Corporate                                                                                 (6,732)       (13,811)            (8,757)

Interest expense, net                                                                    (12,198)       (14,891)           (10,305)

Dividends on Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely convertible junior
   subordinated debentures of the Company                                                 (4,834)        (5,506)            (5,146)
                                                                                        --------       --------           --------

Consolidated loss before benefit for income taxes                                       $(18,830)      $(87,192)          $ (6,436)
                                                                                        ========       ========           ========

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Financial information related to the Company's operations by geographic area consisted of the following:

                                   FISCAL            FISCAL            FISCAL
                                    2002              2001              2000
                                  --------          --------          --------
NET SALES

   United States                  $180,751          $321,207          $334,099

   Far East                         45,138            41,804             8,870

   Europe                           61,460           106,469            69,073

   Canada/Latin America             32,681            41,547            46,837

   Other                             6,246                75             5,406
                                  --------          --------          --------

      Consolidated Total          $326,276          $511,102          $464,285
                                  ========          ========          ========

LONG-LIVED ASSETS

   United States                  $ 28,764          $ 53,593          $ 62,284

   United Kingdom                    7,354             7,213             7,926

   Other International               1,211             1,657             3,008
                                  --------          --------          --------

      Consolidated total          $ 37,329          $ 62,463          $ 73,218
                                  ========          ========          ========

Net sales are attributed to countries based on the shipping destination of products sold. Long-lived assets consist of total property, plant and equipment, net of accumulated depreciation.

NOTE 16 -- RESTATEMENT

     As described in Note 1, the Company's balance sheet as of, and statement of operations for, the fiscal year ended June 24, 2001 and the Company's statement of operations for the fiscal year ended June 25, 2000 have been restated. A comparison of previously reported and restated financial statements for these periods is presented below. The impact of these restatements resulted in increases to the Company's net loss of $1,729 and $863, and to the Company's net loss per common share of $0.17 per share and $0.09 per share, for fiscal 2001 and 2000, respectively.

     Included in the Company's June 27, 1999 restated retained earnings is an adjustment of $1,435 related to the cumulative impact of the restatement related to fiscal 1999.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           CONSOLIDATED BALANCE SHEET

                                                              JUNE 24, 2001
                                                              AS PREVIOUSLY   JUNE 24, 2001
                                                                REPORTED       AS RESTATED
                                                              -------------   -------------
Assets
  Current assets:
     Cash...................................................    $  5,505        $  5,505
     Accounts receivable, net...............................      70,774          70,774
     Costs and estimated earnings in excess of amounts
      billed on uncompleted contract........................      92,000          85,805
     Inventories, net.......................................      40,865          40,865
     Prepaid expenses and other.............................      12,497          14,665
                                                                --------        --------
     Total current assets...................................     221,641         217,614
Property, plant and equipment, net..........................      62,463          62,463
Goodwill, net...............................................     123,767         123,767
Other assets, net...........................................       6,830           6,830
                                                                --------        --------
                                                                $414,701        $410,674
                                                                ========        ========
Liabilities and stockholders' equity
  Current liabilities:
     Current portion of long-term debt......................    $ 36,151        $ 36,151
     Accounts payable.......................................      40,917          40,917
     Customer advances......................................      25,651          25,651
     Accrued liabilities....................................      37,143          37,143
                                                                --------        --------
  Total current liabilities.................................     139,862         139,862
                                                                --------        --------
Long-term debt..............................................      96,571          96,571
Other long-term liabilities.................................       3,778           3,778
                                                                --------        --------
                                                                 100,349         100,349
Commitments and contingencies
Company-obligated, mandatorily redeemable convertible
  preferred securities of subsidiary DT Capital Trust
  holding solely convertible junior subordinated debentures
  of the Company............................................      80,652          80,652
Stockholders' equity:
     Common stock...........................................         113             113
     Additional paid-in capital.............................     127,853         127,853
     Retained earnings (accumulated deficit)................      (6,965)        (10,992)
     Accumulated other comprehensive loss...................      (2,058)         (2,058)
     Unearned portion of restricted stock...................        (661)           (661)
     Less -- Treasury stock.................................     (24,444)        (24,444)
                                                                --------        --------
       Total stockholders' equity...........................      93,838          89,811
                                                                --------        --------
                                                                $414,701        $410,674
                                                                ========        ========

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 FISCAL YEAR ENDED
                                           --------------------------------------------------------------
                                           JUNE 24, 2001                   JUNE 25, 2000
                                           AS PREVIOUSLY   JUNE 24, 2001   AS PREVIOUSLY    JUNE 25, 2000
                                             REPORTED       AS RESTATED       REPORTED       AS RESTATED
                                           -------------   -------------   --------------   -------------
Net sales................................   $   511,102     $   511,102     $   464,285      $   464,285
Cost of sales............................       434,357         437,017         374,091          375,418
                                            -----------     -----------     -----------      -----------
Gross profit.............................        76,745          74,085          90,194           88,867
Selling, general and administrative
  expenses...............................        90,494          90,494          79,852           79,852
Goodwill impairment......................        38,219          38,219              --               --
Restructuring charge.....................         3,694           3,694              --               --
Net loss on disposal of assets...........         8,473           8,473              --               --
                                            -----------     -----------     -----------      -----------
Operating income (loss)..................       (64,135)        (66,795)         10,342            9,015
Interest expense, net....................        14,891          14,891          10,305           10,305
Dividends on Company-obligated,
  mandatorily redeemable convertible
  preferred securities of subsidiary DT
  Capital Trust holding solely
  convertible junior subordinated
  debentures of the Company..............         5,506           5,506           5,146            5,146
                                            -----------     -----------     -----------      -----------
Loss before benefit for income taxes.....       (84,532)        (87,192)         (5,109)          (6,436)
Benefit for income taxes.................       (13,189)        (14,120)           (519)            (983)
                                            -----------     -----------     -----------      -----------
Net loss.................................   $   (71,343)    $   (73,072)    $    (4,590)     $    (5,453)
                                            -----------     -----------     -----------      -----------
Net loss per common share:
  Basic and Diluted......................   $     (7.01)    $     (7.18)    $     (0.45)     $     (0.54)
Weighted average common shares
  outstanding:
  Basic and Diluted......................    10,172,811      10,172,811      10,107,274       10,107,274

NOTE 17 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     As described in Note 1, the unaudited quarterly information for the first three fiscal quarters of the fiscal year ended June 30, 2002 and the four fiscal quarters of the fiscal year ended June 24, 2001 have been restated. A comparison of previously reported and restated unaudited quarterly financial information is presented below.

                                  1ST QUARTER                 2ND QUARTER                 3RD QUARTER
                                      AS        1ST QUARTER       AS        2ND QUARTER       AS        3RD QUARTER
                                  PREVIOUSLY        AS        PREVIOUSLY        AS        PREVIOUSLY        AS
                                   REPORTED      RESTATED      REPORTED      RESTATED      REPORTED      RESTATED     4TH QUARTER
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
YEAR ENDED JUNE 30, 2002
Net sales.......................   $100,484      $100,431       $88,104       $88,661      $ 60,184      $ 59,967       $77,217
Cost of sales...................     79,501        79,832        70,488        70,733        49,712        49,714        60,732
Gross profit....................     20,983        20,599        17,616        17,928        10,472        10,253        16,485
Operating income (loss).........      5,967         5,583         2,919         3,231       (12,122)      (12,341)        1,729
Net income (loss)...............        859           609        (1,108)         (905)      (12,754)      (12,896)       (1,738)
Diluted earnings (loss) per
  share.........................       0.08          0.06         (0.11)        (0.09)        (1.23)        (1.24)        (0.12)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          1ST QUARTER                 2ND QUARTER                 3RD QUARTER                 4TH QUARTER
                              AS        1ST QUARTER       AS        2ND QUARTER       AS        3RD QUARTER       AS
                          PREVIOUSLY        AS        PREVIOUSLY        AS        PREVIOUSLY        AS        PREVIOUSLY
                           REPORTED      RESTATED      REPORTED      RESTATED      REPORTED      RESTATED      REPORTED
                          -----------   -----------   -----------   -----------   -----------   -----------   -----------
YEAR ENDED JUNE 24, 2001
Net sales...............   $116,451      $116,451      $131,425      $131,425      $123,965      $123,965      $139,261
Cost of sales...........     96,446        96,918       106,750       107,519       103,371       103,971       127,790
Gross profit............     20,005        19,533        24,675        23,906        20,594        19,994        11,471
Operating income
  (loss)................        284          (188)        4,800         4,031           580           (20)      (69,799)
Net income (loss).......     (3,124)       (3,431)         (929)       (1,429)       (3,434)       (3,824)      (63,856)
Diluted earnings (loss)
  per share.............      (0.31)        (0.34)        (0.09)        (0.14)        (0.34)        (0.38)        (6.17)


                          4TH QUARTER
                              AS
                           RESTATED
                          -----------
YEAR ENDED JUNE 24, 2001
Net sales...............   $139,261
Cost of sales...........    128,609
Gross profit............     10,652
Operating income
  (loss)................    (70,618)
Net income (loss).......    (64,388)
Diluted earnings (loss)
  per share.............      (6.22)

     The principal unusual items which affected the quarterly results for the fiscal years ended June 30, 2002 and June 24, 2001 include the following pre-tax items:

     Second quarter 2002:

     - A $1,521 restructuring charge included in operating expenses.

     Third quarter 2002:

     - A $8,508 restructuring charge included in operating expenses.

     Fourth quarter 2002:

     - A $1,128 loss on disposal of the Hyannis facility, included in operating expenses.

     Third quarter 2001:

     - A $1,249 loss on the sale of substantially all of the assets of Vanguard Technical Solutions, Inc., included in operating expenses; and

     - A $640 gain on the sale of the corporate airplane, included in operating expenses.

     Fourth quarter 2001:

     - A $38,219 charge related to the write down of goodwill included in operating expenses;

     - A $7,915 loss recorded on the disposal of net assets included in operating expenses;

     - A $3,694 restructuring charge included in operating expenses; and

     - A $21,809 charge related to the write-down and provision of assets, $13,479 of which primarily related to inventory and is included in cost of sales, and the remaining $8,330, primarily related to accounts receivable, which is included in operating expenses.

     See Note 3 regarding the dispositions of assets and Notes 13 and 14 regarding the write-down of assets and restructuring.

     In general, the Company's business is not subject to seasonal variations in demand for its products. However, because orders for certain of the Company's products can be several million dollars, a relatively limited number of orders can constitute a meaningful percentage of its revenue in any one quarterly period. As a result, a relatively small reduction or delay in the number of orders can have a material impact on the timing of recognition of the Company's revenues. Almost all of the Company's net sales are derived from fixed price contracts. Therefore, to the extent that original cost estimates prove to be inaccurate, profitability from a particular contract may be adversely affected. Gross margins may vary between comparable periods as a result of the variations in profitability of contracts for large orders of special machines as well as product mix between the various types of custom and proprietary equipment manufactured by the Company. Accordingly, the Company's results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      EXHIBITS.  The following exhibits are filed herewith.

                  Ex. 99            Consent of Independent Accountants

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   December 27, 2002

                                    DT INDUSTRIES, INC.


                                    By:   /s/ Dennis S. Dockins
                                          --------------------------------------
                                          Dennis S. Dockins
                                          General Counsel and Secretary


                                      II-2